UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )
___________________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Ichor Holdings, Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A Message from Our Chief Executive Officer
To Our Shareholders:
Please join us at our 2026 Annual General Meeting (the “Annual Meeting”) on May 14, 2026, at 9:00 a.m. Pacific Time. The Annual Meeting will be held virtually at virtualshareholdermeeting.com/ICHR2026 and at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538.
We have elected to deliver our proxy materials to shareholders over the Internet and will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the accompanying Proxy Statement for our Annual Meeting and our 2025 Annual Report. This notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement.
Your vote is important. Please take the time to carefully read each of the proposals described in the Proxy Statement and cast your vote by following the instructions in the Proxy Statement. Your vote will mean that you are represented at the Annual Meeting, regardless of whether you attend in person or virtually.
Thank you for your support of Ichor Holdings, Ltd.
Sincerely,
Philip Barros
Chief Executive Officer
April 1, 2026

f
Notice of Annual General Meeting
To Be Held on May 14, 2026
To Our Shareholders:
You are cordially invited to attend the 2026 Annual General Meeting (the “Annual Meeting”) of Ichor Holdings, Ltd. (the “Company,” “Ichor,” “we,” “us” or “our”). Please see below for the meeting logistics and business matters to be addressed at the Annual Meeting.
Meeting Logistics

Date	Time	Location

Thursday, May 14, 2026	9:00 a.m. Pacific Time	Virtual: virtualshareholdermeeting.com/ICHR2026 In-Person: 3185 Laurelview Ct. Fremont, CA 94538
Items of Business
▪Election of seven directors standing for re-election and named in the accompanying Proxy Statement until the annual general meeting of shareholders to be held in 2027 (the “2027 Annual Meeting”) or until their successors are duly elected and qualified;
▪Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (“say-on-pay”);
▪Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2026; and
▪Any other business properly brought before the Annual Meeting or any adjournment thereof.
Important Meeting Information
Our Board of Directors (the “Board”) has declared the close of business on March 17, 2026 as the record date for the Annual Meeting (the “Record Date”). Only shareholders as of the Record Date are entitled to receive notice of and vote at the Annual Meeting.
To participate in the Annual Meeting virtually, please refer to the paragraph entitled, “What must I do if I want to attend the Annual Meeting virtually?” within the General Information section of this Proxy Statement. If you intend to attend the Annual Meeting, we strongly urge that you attend the Annual Meeting virtually.

Notice of Annual General Meeting (continued)
Your Vote is Important
We encourage you to carefully read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For detailed information regarding voting instructions, please see the sections on voting shares beginning on page 2 of the accompanying Proxy Statement. We appreciate your continued support.
Important Notice Regarding the Proxy Materials for the Annual Meeting to be Held on May 14, 2026
This notice for the Annual Meeting, the Proxy Statement, and our 2025 Annual Report are available online at ir.ichorsystems.com and proxyvote.com. The Proxy Statement is first being made available to our shareholders of record on or about April 1, 2026.
By Order of the Board,
Philip Barros
Chief Executive Officer
Fremont, California
April 1, 2026

Proxy Statement

General Information
Why am I receiving these materials?
The Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting virtually and are entitled to vote on the proposals outlined in this Proxy Statement.
When and where is the Annual Meeting?
We will hold the Annual Meeting on May 14, 2026 at 9:00 a.m., Pacific Time, virtually at virtualshareholdermeeting.com/ICHR2026 and in person at our corporate headquarters at 3185 Laurelview Ct., Fremont, California 94538, in accordance with Cayman law. If you intend to attend the Annual Meeting, we strongly urge that you attend the Annual Meeting virtually.
What must I do if I want to attend the Annual Meeting virtually?
Visit the virtual meeting website at virtualshareholdermeeting.com/ICHR2026 and enter your 16-digit control number located on your proxy card or voting instruction form. Online check-in will begin at approximately 8:30 a.m. Pacific Time on May 14, 2026. If you experience any technical difficulties or have trouble accessing the virtual meeting, please review the instructions on the virtual meeting website or call the phone numbers listed on the virtual meeting website for assistance.
What must I do if I want to attend the Annual Meeting in person?
Attendance at the Annual Meeting is limited to individuals who were shareholders as of the Record Date. Registration and seating will begin on May 14, 2026 at 8:45 a.m. Pacific Time. Each shareholder who wishes to attend the Annual Meeting in person will be asked to present proof of identification, such as a driver’s license or passport, and a proxy card, prior to admission to the Annual Meeting. If you are a beneficial owner of shares held in street name, you will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.
Who can vote their shares and attend the Annual Meeting?
Shareholders as of the Record Date, March 17, 2026, are entitled to vote their shares and attend the Annual Meeting.
How many votes do I have?
You have and may cast one vote for each ordinary share that you owned at the close of business on the Record Date. As of the Record Date, we had 39,182,150 ordinary shares issued and 34,744,711 ordinary shares outstanding.

What am I being asked to vote on at the Annual Meeting?
We are asking our shareholders to consider the following proposals:
▪To elect the seven director nominees standing for re-election and named in this Proxy Statement until the 2027 Annual Meeting or until their successors are duly elected and qualified;
▪To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“say-on-pay”);
▪To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2026; and
▪To address any other business properly brought before the Annual Meeting or any adjournment thereof.
How does the Board recommend I vote on these proposals?
The Board recommends a vote:
▪“FOR” the election of the seven director nominees standing for reelection and named in this Proxy Statement until the 2027 Annual Meeting or until their successors are duly elected and qualified;
▪“FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and
▪“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2026.
What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner?”
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name (“street name shareholder”). Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the Annual Meeting to you. As the street name shareholder, you have the right to direct your broker or nominee on how to vote your shares. Street name shareholders are also invited to attend the Annual Meeting. However, since a street name shareholder is not the shareholder of record, you may not vote your ordinary shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
If your shares are registered directly in your name with Broadridge, you are considered the “shareholder of record” with respect to those shares. We have sent the proxy materials for the Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Broadridge as “shareholders of record.”
What is a proxy?
A proxy is your legal designation of another person to vote the ordinary shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Philip Barros, our Chief Executive Officer, and Greg Swyt, our Chief Financial Officer, as proxies for the Annual Meeting to cast your vote.
How do I vote my shares?
General
You can vote by proxy or in person. For specific methods of voting available to you, see below.
If you submit your proxy using any of the methods below, Philip Barros or Greg Swyt will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the approval of the compensation of the Company’s Named Executive, and “FOR” the ratification of the appointment of our registered independent public accounting firm.
If any other matter is presented, your proxy will authorize Philip Barros or Greg Swyt to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the Annual Meeting other than the three proposals referenced in this Proxy Statement.
Voting Methods for Shareholders of Record
If you are a shareholder of record, you may vote by one of the following methods:
•By Internet: You may vote over the Internet at proxyvote.com by following the instructions on the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 13, 2026.
•By Telephone: You may vote by touch-tone telephone by calling 1‑800‑690‑6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 13, 2026.
•By Mail: You may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.
•In Person: You may attend the Annual Meeting in person and vote during the meeting by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card to the Annual Meeting.
•Virtually: You may attend the Annual Meeting virtually and vote during the meeting by following the instructions available on the meeting website, virtualshareholdermeeting.com/ICHR2026.
Voting Methods for Street Name Shareholders
As a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. If you are a street name shareholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
Can I change my vote or revoke my proxy?
Yes. If you are a street name shareholder, your broker, bank, or other nominee can provide instructions on how to change your vote or revoke your proxy.
What is a quorum?
A quorum of shareholders is necessary to hold a valid meeting. The presence in person or virtually or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding ordinary shares constitutes a quorum.
Your ordinary shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not count as votes for purposes of the voting threshold of each proposal. If there is no quorum present within half an hour of the time appointed for the Annual Meeting, the Annual Meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the Board may determine.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding our ordinary shares in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the other proposals, which are “non-routine” matters, absent direction from you. In the case of non-routine matters, the shares for which your brokerage firm or other intermediary receives no instruction from you will be treated as “broker non-votes.” Broker non-votes are shares that are held in street name by a brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. The ratification of the appointment of our independent registered public accounting firm is a routine matter under these rules, and, accordingly, your brokerage firm or other intermediary will be able to vote your shares on that proposal even if you do not provide instructions on how to do so. The election of directors and say-on-pay are “non-routine” items. Thus, if you hold your shares in street name and you do not instruct your broker or other intermediary on how to vote on the election of directors or say-on-pay, your shares may constitute broker non-votes with respect to such proposals and no votes will be cast on your behalf with respect to such proposals.
What vote is required to approve each proposal?
The election of directors, say-on-pay, and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a simple majority of the votes cast at the meeting and entitled to vote on such proposals. A properly executed proxy marked “abstain” with respect to the election of directors, say-on-pay, or the ratification of the appointment of our independent registered public accounting firm will not be voted with respect to such proposals, although it will be counted for purposes of determining whether there is a quorum. Abstentions are not considered votes cast and will not have any effect on the election of directors, say-on-pay, or the ratification of the appointment of our independent registered public accounting firm. Broker non-votes will not affect the required vote with respect to the election of directors and say-on-pay (and will not affect the attainment of a quorum since the broker has discretion to vote on the ratification of the appointment of our independent registered public accounting firm and these votes will be counted toward establishing a quorum).
Who will count the vote?
A representative of Broadridge will tabulate the votes and act as the inspector of election.
Is my vote confidential?
Yes. We encourage shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. We have designated Broadridge, our independent transfer agent and registrar, to receive and tabulate shareholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed and publicly announced at the Annual Meeting and in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.
Where can I find the voting results?
We will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.
Who pays for proxy solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians, and other nominees for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our ordinary shares. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Further, our directors and officers may solicit proxies on our behalf by telephone, electronic transmission or in person. Our directors and officers will not receive any special compensation for such services.
Website References
Website references throughout this document are for the convenience of readers, and information available at or through our website is not a part of, nor is it incorporated by reference in, this Proxy Statement.

Corporate Governance

Proposal 1: Election of Directors
Our business and affairs are managed under the direction of our Board, which is currently comprised of nine members. Every member of our Board is elected annually. At the Annual Meeting, seven directors will be elected to serve until our 2027 Annual Meeting or until their successors are duly elected and qualified or until their earlier death, resignation, or removal. The Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Philip Barros, Wendy Arienzo, Laura Black, John Kispert, Iain MacKenzie, Jorge Titinger, and Yuval Wasserman. The Board did not re-nominate Thomas Rohrs, due to our Board’s age limit of 75, and Marc Haugen has elected to not stand for reelection, and as such, their terms will expire as of the Annual Meeting.
A majority of all votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.
If you are a shareholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the election of directors, your shares will be voted “FOR” the re-election of each of Philip Barros, Wendy Arienzo, Laura Black, John Kispert, Iain MacKenzie, Jorge Titinger, and Yuval Wasserman. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Each nominee has consented to be named in this Proxy Statement and agreed to serve if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board.

The Board recommends a vote FOR the election of each of the nominees for director.

Our Board of Directors
The names of our directors, and certain information about them, including their age and committee assignments are as follows:

			Committee Memberships
Name	Age	Director Since	Audit	Human Capital	Nominating & Corporate Governance
Nominee Directors:
Iain MacKenzie Chairman	67	2015
Philip Barros Chief Executive Officer	45	2025
Jorge Titinger Lead Independent Director	64	2022	M	M
Laura Black	64	2019	M		C
John Kispert	62	2018	C		M
Yuval Wasserman	71	2021		C	M
Wendy Arienzo	70	2020		M
Resigning Directors:
Thomas Rohrs	75	2012
Marc Haugen	60	2017	M	M
C = Committee chair
M = Committee member
Board Highlights (After the Annual Meeting)
The Nominating and Corporate Governance Committee regularly reviews the overall composition of the Board and its committees to assess whether it reflects the appropriate mix of skills, diversity, experience, backgrounds, and qualifications that are relevant to our current and future success. The information below reflects the anticipated membership of the Board immediately after the Annual Meeting (assuming all director nominees are re-elected at the Annual Meeting).
Independence

5.8 Year Average Tenure

14%	29%	57%

0-3 Years	3-6 Years	6+ Years

Tenure

Gender
Director Qualifications, Expertise, and Capabilities
Our Nominating and Corporate Governance Committee is responsible for reviewing, evaluating, and nominating individuals for election to our Board. The Nominating and Corporate Governance Committee’s responsibility for identifying and recommending people to join the Board follows the principle that the composition of the Board should reflect a combination of backgrounds, skills, experiences, and expertise that are appropriate to our current and future state of affairs.

The table below summarizes the key qualifications, expertise, and capabilities most relevant to the decision to nominate candidates to serve on the Board. The absence of a mark does not necessarily mean the director does not possess that qualification, expertise, or capability.

Qualifications, Expertise & Capabilities		Number of Ichor Directors
Leadership and Executive Experience	Oversaw the execution of important strategic, operational and policy issues while serving in an executive or senior leadership role at a public company, including previous board experience at a public company.	7

Global Business Perspective	Experience cultivating and sustaining business relationships internationally and overseeing multinational operations. Breadth of experience, including geographic/regional experience (e.g., head of company in region or large country).	4

Semiconductor Manufacturing Industry & Process Knowledge	Significant knowledge of our industry, technology, and products. First-hand knowledge of customer base.	6

Supply Chain Knowledge	Significant knowledge and understanding of semiconductor supply chain operations and dynamics.	6

Institutional Knowledge	Significant knowledge of our business strategy, operations, key performance indicators, and competitive environment.	5

Other Industry Knowledge	Significant knowledge of other relevant industries, technologies, and products.	6

Human Capital Management	Experience recruiting, managing, developing and optimizing a company’s human resources to maximize its business value.	5

Financial, Audit	Knowledge of capital markets, financing operations, complex financial management and accounting and financial reporting processes.	4

Cybersecurity, Privacy, Risk	Experience managing cybersecurity and information security risks; understanding of cybersecurity threat landscape; knowledge of emerging privacy risks.	3

Strategic Transactions, M&A	A history of leading growth through acquisitions, other business combinations and strategic partnership transactions. Acquisition integration experience.	6

Sales and Marketing	Experience in sales and channel management, marketing or public relations.	4

Technology, R&D	Significant experience in R&D and/or new product development. A significant background working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation and extend or create new business models. An engineering background and/or previous leadership at a technology company.	6

Director Nominees

Dr. Wendy Arienzo	Qualifications, Expertise & Capabilities
Independent Director Age: 70 Director Since: 2020 Tenure: 6.1 years Committees: Human Capital Committee (member)	Leadership and Executive Experience	✓
Global Business Perspective
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
	Institutional Knowledge	✓
	Other Industry Knowledge	✓
	Human Capital Management	✓
Financial, Audit
Cybersecurity, Privacy, Risk
Strategic Transactions, M&A
Sales and Marketing
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
Fujifilm Dimatix FUJIY
2013 - 2021 VP of Operations

Array Power
2010 - 2013 CEO

Solar Energy Consortium
2009 - 2010 Executive VP of R&D

NXP Semiconductors NXPI
2006 - 2009 VP, Manufacturing Services

Philips Semiconductors &
(became NXP in 2006)
2004 - 2006 VP and General Manager
Power Integrations POWI 2017 - Current Array Power 2010 - 2013
Stanford University
Ph.D. Materials Science Engineering

UCLA Anderson School of Management
Certificate in Corporate Governance

Stanford AeA Institute
Executive Management Program

Brown University
M.S. Materials Science Engineering

B.S. Materials Science Engineering

Dr. Wendy Arienzo is qualified to serve as a member of the Board and Human Capital Committee because of her extensive business background and technological expertise gained from serving in many senior leadership and operational executive positions within the technology sector.

Director Nominees (continued)

Philip Barros	Qualifications, Expertise & Capabilities
Chief Executive Officer and Director Age: 45 Director Since: 2025 Board Tenure: 0.4 years Company Tenure: 22.2 years Committees: None	Leadership and Executive Experience	✓
Global Business Perspective
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
Institutional Knowledge
	Other Industry Knowledge	✓
Human Capital Management
Financial, Audit
Cybersecurity, Privacy, Risk
	Strategic Transactions, M&A	✓
	Sales and Marketing	✓
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
Ichor Holdings, Ltd. ICHR
2025 - Current CEO
2015 - 2025 CTO
2010 - 2015 SVP Engineering
2008 - 2010 VP Engineering
2004 - 2009 Director Systems Engineering

Applied Materials, Inc. AMAT
1999 - 2004 various management positions
Stanford University Executive Leadership Program San Jose State University B.S. Mechanical Engineering

Philip Barros is qualified to serve as a member of the Board because of his extensive experience in the technology sector, significant executive leadership experience, and his strategic insight into Ichor, gained from his prior roles as Chief Technology Officer.

Director Nominees (continued)

Laura Black	Qualifications, Expertise & Capabilities
Independent Director Age: 64 Director Since: 2019 Tenure: 7.1 years Committees: Nominating and Corporate Governance Committee (chair) Audit Committee (member)	Leadership and Executive Experience	✓
Global Business Perspective
Semiconductor Manufacturing Industry & Process Knowledge
Supply Chain Knowledge
	Institutional Knowledge	✓
	Other Industry Knowledge	✓
Human Capital Management
	Financial, Audit	✓
	Cybersecurity, Privacy, Risk	✓
	Strategic Transactions, M&A	✓
Sales and Marketing
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
Needham & Company 1999 - Current Managing Director Black & Company 1995 - 1999 Managing Director, Corporate Finance TRW ESL 1983 - 1992 Electrical Engineer	Teledyne Technologies Inc. TDY 2025-Present Viavi Solutions Inc. VIAV 2018 - present Super Micro Computer SMCI 2012 - 2019 TRW Avionics & Surveillance Group 1993 - 1995 Director M&A	Stanford University M.S. Management Santa Clara University M.S. Electrical Engineering University of California at Davis B.S. Electrical Engineering

Laura Black is qualified to serve as a member of the Board, chair of the Nominating and Corporate Governance Committee and member of the Audit Committee because of her extensive business and financial background and her multi-year service in senior investment banking positions. As an investment banker, she has advised numerous technology companies on mergers, acquisitions, IPOs and other equity financings, and focuses primarily on software, IT infrastructure and industrial technology.

Director Nominees (continued)

John Kispert	Qualifications, Expertise & Capabilities
Independent Director Age: 62 Director Since: 2018 Tenure: 7.4 years Committees: Audit Committee (chair) Nominating and Corporate Governance Committee (member)	Leadership and Executive Experience	✓
	Global Business Perspective	✓
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
Institutional Knowledge
	Other Industry Knowledge	✓
	Human Capital Management	✓
	Financial, Audit	✓
Cybersecurity, Privacy, Risk
	Strategic Transactions, M&A	✓
Sales and Marketing
Technology, R&D

Career Highlights	Board Membership Highlights	Education Highlights
Kispert Associates
A California-based venture capital firm leading sourcing, selection, and value-add efforts for companies from early to late stage.
2016 - Current Managing Partner

Spansion, Inc. CODE CY
2009 - 2015 CEO

KLA-Tencor KLAC
2005 - 2009 President and COO
1995 - 2005 Multiple high-level positions, including CFO and EVP
	ESS Technology, Inc. 2019 - Current Chairman XJet Ltd. 2022 - 2023 Spansion, Inc. CODE 2010 - 2015 Barracuda Networks Inc. CUDA 2016 - 2018 Trinet Group Inc. TNET 2014 - 2017 Gigamon Inc. GIMO 2013 - 2017	University of California Los Angeles M.B.A. Grinnell College B.A. Political Science

John Kispert is qualified to serve as a member of the Board, chair of the Audit Committee, and member of the Nominating and Corporate Governance Committee because of his extensive business and financial background, his multi-year service as the chief executive officer of an international technology company, his multi-year service in management positions at technology companies, and his experience in the venture capital industry.

Director Nominees (continued)

Iain MacKenzie	Qualifications, Expertise & Capabilities
Chairman Age: 67 Director Since: 2015 Tenure: 10.5 years Committees: None	Leadership and Executive Experience	✓
	Global Business Perspective	✓
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
	Institutional Knowledge	✓
Other Industry Knowledge
	Human Capital Management	✓
	Financial, Audit	✓
Cybersecurity, Privacy, Risk
	Strategic Transactions, M&A	✓
	Sales and Marketing	✓
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
SMART Global Holdings SGH
(Previously SMART Worldwide Holdings through 2011)
2005 - 2018 (retired) President & CEO
2002 - 2005 President

SMART Modular
(became SGH in 2011)
1998 - 2002 VP, Worldwide Operations

SMART Modular Technologies (Europe) Ltd.
1997 - 1998 General Manager
	SMART Global Holdings SGH (Previously SMART Worldwide Holdings through 2011) 2004 - 2019 (retired) Director	Kirkcaldy College of Technology, Fife University, Scotland Higher National Diploma, Mechanical and Production Engineering Ordinary National Diploma in Electrical/Electronics Engineering

Iain MacKenzie is qualified to serve as a member and Chairman of the Board, because of his extensive executive leadership experience, technical expertise, and significant experience in operations, engineering and sales in the technology sector, as well as his robust business and financial background and multi-year service as the chief executive officer of an international technology company.

Director Nominees (continued)

Jorge Titinger	Qualifications, Expertise & Capabilities
Lead Independent Director Age: 64 Director Since: 2022 Tenure: 3.8 years Committees: Audit Committee (member) Human Capital Committee (member)	Leadership and Executive Experience	✓
	Global Business Perspective	✓
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
	Institutional Knowledge	✓
	Other Industry Knowledge	✓
	Human Capital Management	✓
Financial, Audit
	Cybersecurity, Privacy, Risk	✓
	Strategic Transactions, M&A	✓
	Sales and Marketing	✓
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
Titinger Consulting
2016 - Current CEO

Silicon Graphics, Inc. SGI
2012 - 2016 CEO

Verigy, Ltd. VRGY
2011 - 2012 CEO

Previous Executive Positions:
FormFactor, Inc. FORM

KLA Tencor Corporation KLAC

Applied Materials, Inc. AMAT

Hewlett Packard Company HPQ

FormFactor, Inc. FORM
2018 - Current

Axcelis Technologies, Inc. ACLS
2019 - Current

CalAmp Corp. CAMP
2015 - 2024

Cohu, Inc. COHU
2018 - 2021

Hercules Capital Inc. HCLS
2017 - 2020

Xcerra Corporation XCRA
(acquired by Cohu, Inc.)
2012 - 2018

Silicon Graphics, Inc. SGI
2012 - 2016

Verigy, Ltd. VRGY
2011 - 2012

Private and Non-profit:
Hispanic Foundation of Silicon Valley
Stanford Children’s Hospital
Education Foundation of Silicon Valley
Stanford University M.S. Electrical Engineering M.S. Engineering Management and Business B.S. Electrical Engineering

Jorge Titinger is qualified to serve as a member of the Board, Audit Committee, and Human Capital Committee because he has over 30 years of leadership experience in the semiconductor equipment and computing industries and a strong track record of accomplishment in his positions as chief executive officer. In addition, he has many years of corporate governance experience at publicly traded companies in our industry.

Director Nominees (continued)

Yuval Wasserman	Qualifications, Expertise & Capabilities
Independent Director Age: 71 Director Since: 2021 Tenure: 4.9 years Committees: Nominating and Corporate Governance Committee (member) Human Capital Committee (chair)	Leadership and Executive Experience	✓
	Global Business Perspective	✓
	Semiconductor Manufacturing Industry & Process Knowledge	✓
	Supply Chain Knowledge	✓
	Institutional Knowledge	✓
	Other Industry Knowledge	✓
	Human Capital Management	✓
	Financial, Audit	✓
	Cybersecurity, Privacy, Risk	✓
	Strategic Transactions, M&A	✓
	Sales and Marketing	✓
	Technology, R&D	✓

Career Highlights	Board Membership Highlights	Education Highlights
Advanced Energy Industries AEIS
2014 - 2021 President and CEO
2011 - 2014 President, Thin Films Business Unit
2010 - 2011 President and COO
2009 - 2009 Executive VP and COO
2007 - 2009 Executive VP, Sales, Marketing, Global Services

Tevet Process Controls Technologies, Inc.
2002 - 2007 President and CEO

Boxer Cross
2000 - 2002 SVP, Marketing and Sales

Eaton Corp
(now known as Axcelis Technologies)
1997 - 2000 VP, Marketing and Technology
	FARO Technologies, Inc. FARO 2017 - 2025 Advanced Energy Industries AEIS A precision power products company 2014 - 2021	Ben Gurion University, Israel B.Sc. Chemical Engineering

Yuval Wasserman is qualified to serve as a member of the Board, Human Capital Committee and Nominating and Corporate Governance Committee because of his extensive experience in the technology sector, including significant chief executive officer experience at technology companies.

Corporate Social Responsibility
At Ichor, we believe in being a responsible corporate citizen. Our corporate social responsibility (“CSR”) program is an integral part of our business, encompassing initiatives that create sustainable, long-term value for our shareholders and other key stakeholders. We are committed to making continuous improvements in environmental, social, and governance areas. We are committed to value-driven CSR initiatives and believe these efforts will benefit our customers, employees, and the communities in which we operate. The Company publishes a comprehensive CSR report annually, which is available on its website at www.ichor.com. Our website is not part of this Proxy Statement.
Board Leadership Structure
This section describes the leadership structure of the Board, the reasons the Board considers this structure appropriate at this time, the roles of various positions, and related key governance practices. The Board believes that the mix of experienced independent and non-independent directors that currently makes up the Board, the Board committee composition, and the separation of the roles of Chairman and Chief Executive Officer benefit the Company and its shareholders.
Independence
The Board has an effective mix of independent directors and non-independent directors. After the Annual Meeting, the Board will be composed of five independent directors and two non-independent directors, Phil Barros, current Chief Executive Officer and Iain Mackenzie, who has an expanded role as discussed in the section titled “Corporate Governance - Director Independence” below.
Separation of Chairman and Chief Executive Officer
With respect to the roles of Chairman and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The roles of Chairman and Chief Executive Officer currently are separated. The Board believes that this structure clarifies the individual roles and responsibilities of Chief Executive Officer and Chairman, streamlines decision-making, and enhances accountability.
The Board continues to believe that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure because it allows Mr. Barros to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.
Mr. MacKenzie serves as Chairman of the Board. Under our Amended and Restated Memorandum and Articles of Association, dated as of May 24, 2022 (the “Memorandum and Articles”), the chairman is elected by the affirmative vote of a majority of the directors then in office. Mr. MacKenzie focuses his attention on the broad strategic issues considered by the Board, leveraging his strong public company background to provide strategic guidance and effective oversight of management, engaging with the Chief Executive Officer between Board meetings and providing overall guidance to our Chief Executive Officer. With his vast experience in executive leadership, Mr. MacKenzie has valuable experience with the issues, challenges, and opportunities we face, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.
In 2025, the independent directors of the Board designated Jorge Titinger as Lead Independent Director to liaise between management and the other non-employee directors. The Board holds regularly scheduled executive sessions amongst the non-management directors, which are presided over by our Lead Independent Director. The Lead Independent Director schedules and chairs meetings of the independent directors. As needed, the independent directors (including the Lead Independent Director) hold closed sessions following the regularly scheduled Board meetings.
The Board believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board will continue to periodically review its leadership structure.

Self-Evaluation
The Nominating and Corporate Governance Committee administers evaluations of the Board as a whole and of the committees of the Board. The chair of the Nominating and Corporate Governance Committee reports the Nominating and Corporate Governance Committee’s conclusions to the Board and makes recommendations to the Chairman regarding changes that the committee deems appropriate for consideration by the Board.
Board Committees and Meetings
The committees established by the Board for 2025 were the Audit Committee, the Human Capital Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation, death or retirement, or as otherwise determined by the Board.
During 2025, the Board held 9 meetings, the Audit Committee held 5 meetings, the Human Capital Committee held 11 meetings, and the Nominating and Corporate Governance Committee held 3 meetings. Our directors are expected to attend all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2025, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which they were a director and (ii) the total number of meetings held by all committees of the Board on which they served during the periods that they served.
We invite members of the Board to attend our annual general meetings of shareholders and require that they make every effort to attend absent an unavoidable and irreconcilable conflict. All of our nine then-current directors attended our 2025 annual general meeting of shareholders.
Human Capital Committee
Prior to the Annual Meeting, our Human Capital Committee is composed of Wendy Arienzo, Marc Haugen, Jorge Titinger, and Yuval Wasserman, with Yuval Wasserman serving as the Chair of the committee. As previously noted, Marc Haugen’s term expires at the Annual Meeting and therefore, he will no longer serve on the Human Capital Committee following the Annual Meeting. Our Board has affirmatively determined that Wendy Arienzo, Jorge Titinger, and Yuval Wasserman each meet the independence requirements of Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable listing standards of Nasdaq.
The Human Capital Committee’s responsibilities include the following:
•reviewing and approving corporate and individual goals and objectives relevant to the Company’s chief executive officer, evaluating the Company’s chief executive officer’s performance in light of those goals and objectives and making recommendations to the Board with respect to all compensation, including incentive compensation, to be awarded to the Company’s chief executive officer;
•reviewing and approving the base salaries, incentive compensation and equity-based compensation of all of the Company’s other executive officers;
•approving all significant compensation or incentive plans for executive officers and directors (including material changes to all such plans);
•having the sole authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser after taking into account certain factors which address the independence of that consultant, counsel or adviser;
•annually reviewing and discussing with management the Compensation Discussion and Analysis disclosure that is prepared pursuant to SEC rules and based on such review, recommend to the Board whether such disclosure should be included in the Company’s proxy statement;
•preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K;
•overseeing engagement with shareholders and proxy advisory firms on executive officer compensation matters; and
•discharging certain responsibilities of the Board with respect to organization and people matters, including overseeing the appropriate development of the Company’s human capabilities with emphasis on leadership development and succession plans.

Pursuant to its charter, the Human Capital Committee may delegate any of its responsibilities to one or more subcommittees as it deems appropriate, except to the extent otherwise prohibited by applicable law, or SEC or Nasdaq rules. The Board adopted a written charter for the Human Capital Committee, which is available under “Corporate Governance” on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.
Audit Committee
Prior to the Annual Meeting, our Audit Committee is composed of Laura Black, Marc Haugen, Jorge Titinger, and John Kispert, with John Kispert serving as Chair of the committee. As previously noted, Marc Haugen’s term expires at the Annual Meeting, and therefore he will no longer serve on the Audit Committee following the Annual Meeting. Our Board has affirmatively determined that Laura Black, Jorge Titinger, and John Kispert each meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq.
In addition, our Board has determined that (i) all members of the Audit Committee are financially literate, or able to read and understand financial statements and (ii) that John Kispert, Laura Black, and Jorge Titinger qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.
Our Audit Committee’s responsibilities include the following:
•overseeing the quality and integrity of our financial statements and financial reporting processes and our systems of internal accounting and financial controls and disclosure controls;
•reviewing and monitoring the qualifications, performance, and independence of our independent registered public accounting firm;
•ensuring compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and our Board;
•reviewing and monitoring the Company’s cybersecurity and information security policies (including the risks related to artificial intelligence); and
•preparing the report of the audit committee required by the rules and regulations of the SEC for inclusion in the Company’s proxy statement.
The Board adopted a written charter for the Audit Committee, which is available under “Corporate Governance” on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Laura Black, John Kispert, and Yuval Wasserman, with Laura Black serving as the Chair of the committee. Our Board has affirmatively determined that Laura Black, John Kispert, and Yuval Wasserman each meet the independence requirements under the applicable listing standards of Nasdaq.
The Nominating and Corporate Governance Committee’s responsibilities include the following:
•identifying and recommending to the Board the persons to be nominated for election as directors and to each of the committees of the Board, including filling vacancies, consistent with the qualification standards and criteria approved by the Board;
•administering evaluations of the Board and committees of the Board;
•reviewing appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment and circumstances; and
•considering other corporate governance matters and, as appropriate, making recommendations to the Board.
In carrying out its function to identify and recommend candidates for election to our Board, the Nominating and Corporate Governance Committee considers the criteria, attributes, and experience discussed in the section of this Proxy Statement entitled “Our Board of Directors.” Additionally, the Nominating and Corporate Governance Committee is guided by the principle, when identifying and recommending candidates for election, that the Board should reflect a diversity of thought, backgrounds, skills, expertise, and other qualities and attributes.

The Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available under “Corporate Governance” on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.
Other Committees
The Board may establish other committees as it deems necessary or appropriate from time to time.
Board Oversight of Risk
Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility for risk management both directly and through its delegation to committees. The Board also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, and capital structure. In addition, our Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Board of Directors
Our Board has the ultimate responsibility for, and is actively engaged in, oversight of our risk management. Certain oversight activities are the responsibility of the full Board, while others are delegated to our Board committees.

Audit Committee	Nominating and Corporate Governance Committee	Human Capital Committee
Oversee our overall enterprise risk management program, as well as the specific risks related to accounting and financial reporting, internal controls, external audit, internal audit, strategies, ethical and legal compliance, related party transactions, and cybersecurity (including related to artificial intelligence).	Oversee risks related to our corporate governance programs and matters, including director independence and qualifications, Board composition, shareholder communications, Board succession, and effectiveness of the Board. This committee also oversees our ESG program, including risk and opportunity oversight.	Oversee risks related to our compensation policies and practices, employee engagement, organizational talent, and management succession.
Evaluation of Director Nominees
The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual general meetings of shareholders, as specified in our Memorandum and Articles. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to our Board the persons to be nominated for election as directors and to each of the committees of our Board. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including shareholders, as it deems appropriate. If a shareholder wishes to recommend a candidate, they must submit such in writing to the Secretary, Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538. The same evaluation process is used for all director candidates, including candidates recommended by shareholders.
The Nominating and Corporate Governance Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity policy, the Nominating and Corporate Governance Committee and the Board value diversity and believe that the Board should be composed of individuals with knowledge and experience in many substantive areas that impact our business, including a diverse set of viewpoints, backgrounds, skills, experiences, and expertise.
We believe that all of our director nominees possess the professional and personal qualifications necessary for board service, and we have highlighted in the individual biographies above the specific experience, attributes, and skills that led to the conclusion that each nominee should serve as a director.

Corporate Governance Guidelines
Our Board has established Corporate Governance Guidelines that establish the governance framework within which our Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available under “Corporate Governance” on our corporate website at ir.ichorsystems.com. Our Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments. Our website is not part of this Proxy Statement.
Human Capital Committee Interlocks and Insider Participation
Wendy Arienzo, Marc Haugen, Jorge Titinger, and Yuval Wasserman served on the Human Capital Committee in 2025. For 2025, our Human Capital Committee approved all compensation decisions for executive officers and vice presidents. None of our executive officers currently serve or served in 2025 as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Capital Committee. No member of our Human Capital Committee has ever been employed by us, nor has a relationship with us requiring disclosure as a related party under Item 404 of Regulation S-K under the Exchange Act.
Communication between Shareholders and Directors
Interested parties wishing to communicate with the Board or with an individual member or members of the Board may do so by writing to the Board or to the particular member or members of the Board, and mailing the correspondence to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. Each communication should set forth (i) the name and address of the shareholder, as it appears in our register, and if our ordinary shares are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of our ordinary shares that are owned of record by the record holder and beneficially by the beneficial owner.
Our secretary, in consultation with appropriate members of the Board and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board, or if none is specified, to the Chairman of the Board.
For information about the procedures to submit proposals or director nominations to the Board related to our 2027 Annual Meeting, see “Other Matters – Shareholder Proposals for the 2027 Annual Meeting” on page 56 of this Proxy Statement.
Director Independence
In accordance with the Nasdaq rules, the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that they have no material relationship with us that would interfere with the exercise of independent judgment. We monitor the status of our directors and officers through the activities of the Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.
Based upon information requested from and provided by each director concerning their background, employment, and affiliations, our Board has determined that each of Wendy Arienzo, Laura Black, Marc Haugen, John Kispert, Jorge Titinger, and Yuval Wasserman has no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the Nasdaq rules. Laura Black, Marc Haugen, John Kispert, and Jorge Titinger also satisfy the requirements for independence imposed upon audit committee members by Rule 10A-3 under the Exchange Act, and Wendy Arienzo, Marc Haugen, Jorge Titinger, and Yuval Wasserman satisfy the requirements for independence imposed upon compensation committee members by Rule 10C-1 under the Exchange Act.
On September 14, 2025, and effective September 15, 2025, we entered into an interim strategic advisory agreement with Iain MacKenzie, a member of our board of directors, in connection with our Chief Executive Officer transition. Pursuant to this agreement, Mr. MacKenzie is providing strategic advisory services to management which impairs his independence within the meaning of the applicable rules of the SEC and as defined in the Nasdaq rules. The Nominating and Corporate Governance Committee will reassess Mr. MacKenzie’s independence subsequent to the termination of the agreement on September 14, 2026.

Director Compensation
2025 Non-Employee Director Compensation
Our non-employee director compensation is designed to be competitive with industry practices. It is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise, and accountability required of active board membership. To align the long-term interests of our directors with those of our shareholders, the majority of non-employee director compensation is in the form of equity.
Decisions regarding our non-employee director compensation program are approved by the Board based on recommendations by the Human Capital Committee. In making such recommendations, the Human Capital Committee takes into consideration the director compensation practices of peer companies and whether such recommendations align with the interests of our shareholders. Like compensation for our executive officers, the Human Capital Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. The non-employee director compensation policy was last updated in May 2025. Annual Board retainers are prorated based on the appointment date of the director in their first year of service.

2025 Non-Employee Director Compensation Program
Compensation Element	Compensation Amount
Annual Board Cash Retainer
•Chairman Director •Lead Independent Director •All Other Non-Employee Directors	•$110,000 paid in quarterly installments •$85,000 paid in quarterly installments •$60,000 paid in quarterly installments
Annual Committee Chair Additional Cash Retainer
•Audit Committee •Human Capital Committee •Nominating and Corporate Governance Committee	•$20,000 paid in quarterly installments •$15,000 paid in quarterly installments •$10,000 paid in quarterly installments
Annual Committee Member Additional Cash Retainer
•Audit Committee •Human Capital Committee •Nominating and Corporate Governance Committee	•$10,000 paid in quarterly installments •$7,500 paid in quarterly installments •$5,000 paid in quarterly installments
Annual Board Equity Retainer
•Non-Employee Directors
•Restricted share units valued at $103,111, granted effective as of the date of his or her election at the annual meeting, vesting immediately prior to the next year's annual meeting, subject to continued service through such vesting date

Initial Equity Awards (as applicable)
•Non-Employee Directors
•Restricted share units valued at $175,000, granted effective as of the date of the next Board meeting following appointment, vesting over a three-year period thereafter, subject to continued service through each such vesting date

Director Compensation Table
The following table provides certain compensation information for our non-employee directors for 2025. As Chief Executive Officer of the Company, Mr. Barros’ compensation for 2025 is reported in the “2025 Summary Compensation Table” below. Refer also to the section below titled “Compensation Matters – Compensation Discussion and Analysis” for a summary of Mr. Barros’ compensation for fiscal year 2025.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation		Total
Wendy Arienzo	$68,750	$103,111	$—		$171,861
Laura Black	$80,000	$103,111	$—		$183,111
Marc Haugen	$77,500	$103,111	$—		$180,611
John Kispert	$85,000	$103,111	$—		$188,111
Iain MacKenzie	$107,500	$103,111	$853,500	(2)	$1,064,111
Thomas Rohrs	$72,500	$103,111	$—		$175,611
Jorge Titinger	$83,125	$103,111	$—		$186,236
Yuval Wasserman	$78,125	$103,111	$—		$181,236
Sarah O’Dowd	$19,375	$—	$—		$19,375
(1)The value of these stock awards was based on the grant date fair value of such awards as calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For information regarding the outstanding equity awards held by each of our non-employee directors as of December 26, 2025, see below.
(2)Pursuant to our strategic advisory agreement with Iain MacKenzie, we granted additional restricted stock units in connection with his services outside of his role as a director. The value of these restricted stock units is measured consistently with (1) above.

	December 26, 2025
Director	Unvested RSUs Outstanding (#)	Stock Options Outstanding (#)
Wendy Arienzo	5,337	—
Laura Black	5,337	—
Marc Haugen	5,337	—
John Kispert	5,337	—
Iain MacKenzie	55,337	—
Thomas Rohrs	5,337	53,908
Jorge Titinger	5,337	—
Yuval Wasserman	5,337	—
Sarah O’Dowd	—	—

Share Ownership Guidelines
Our Board maintains share ownership guidelines to align the interests of our directors and executive officers (each, a “Covered Individual” and collectively, the “Covered Individuals”) with those of our shareholders. These guidelines provide that each Covered Individual is required to own ordinary shares with a value from one to three times his or her annual base salary or retainer within five years of the date on which one becomes a Covered Individual. On February 14, 2024, the Human Capital Committee increased the share ownership guidelines for the Chief Executive Officer to 3.0x. Share ownership is defined as ordinary shares owned outright or in a trust established by a Covered Individual, unvested restricted shares, and in-the-money options to purchase ordinary shares. Covered Individuals subject to share ownership guidelines, and their respective ownership guidelines, are set forth below. All Covered Individuals are currently in compliance with our share ownership guidelines.

Covered Individual	Share Ownership Guideline (multiple of base salary or retainer)
Chief Executive Officer	3.0x
Chief Financial Officer	1.0x
Board of Directors	3.0x
Director and Officer Indemnification and Limitation of Liability
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by applicable law.
There is no pending litigation or proceedings naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Compensation Matters

Proposal 2: Advisory Vote on Compensation of Named Executive Officers
As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement (commonly known as the “say-on-pay” proposal).
The primary objectives of our executive compensation program are to: (1) attract, engage, and retain superior and diverse talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with incentives that effectively align their interests with those of our shareholders. Our executive compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that provides executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our executive compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which promote retention and encourage our executives to achieve short-term financial goals.
When designing our 2025 executive compensation program, the Human Capital Committee considered, among other things, the Company’s growth, financial and non-financial objectives, market practices, the Company’s financial performance, incentives that reward shareholder value creation, and any shareholder feedback.
We believe that the Company’s executive compensation program reflects a disciplined “pay-for-performance” philosophy. A significant portion of executive compensation is tied to the achievement of financial and strategic performance metrics, aligning realized compensation with company performance and shareholder value creation over time.
Additional information regarding the Company’s executive compensation program applicable to our named executive officers for 2025 is described in the section titled below “Executive Compensation – Compensation Discussion and Analysis” and the related compensation tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the Proxy Statement.”
While the shareholder vote on the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Compensation Discussion and Analysis
Compensation Governance and Practices
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our named executive officers for 2025 (whom we collectively refer to as our “NEOs”). In addition, this CD&A provides an overview of our executive compensation philosophy and objectives for 2025, details the elements of our executive compensation program during 2025, and analyzes how and why the Human Capital Committee (the “Committee”) arrived at the compensation decisions for our NEOs. Our NEOs for 2025 (and their respective positions) were:
▪Philip Barros, Chief Executive Officer and Director
▪Greg Swyt, Chief Financial Officer
▪Bruce Ragsdale, Chief Operating Officer
▪Jeffrey Andreson, Former Chief Executive Officer and Director(1)
▪Christopher Smith, Former Chief Commercial Officer(2)
(1) Mr. Andreson resigned from his role as Chief Executive Officer and Director on November 3, 2025, and remains employed with the Company as a Strategic Advisor until August 31, 2026 to assist with the transition of his duties.
(2)Mr. Smith resigned from his role as Chief Commercial Officer on September 2, 2025, and remained employed with the Company as a Strategic Advisor until February 27, 2026 to assist with the transition of his duties.
We are committed to designing an executive compensation program that is consistent with responsible financial management and balanced with ensuring market-driven rewards that support sustainable performance and long-term shareholder value, as reflected in the following policies and practices:

What We Do	What We Don't Do

▪All members of the Committee are independent directors.	▪No repricing or repurchasing of underwater stock options without shareholder approval.
▪Retention of an independent compensation consultant by the Committee.	▪No hedging or pledging of Ichor securities.
▪Balance of compensation elements (short-/long-term, cash/equity, fixed/variable).	▪No excessive perquisites or severance benefits.
▪Align incentive compensation with financial and non-financial organizational goals for sustained success.	▪No “golden parachute” or tax gross-ups.
▪Maintain a clawback policy for all executive officers, which complies with Section 10 of the Exchange Act and the rules promulgated thereunder.	▪No single-trigger change-in-control payments or benefits.
▪Solicit an annual advisory vote on executive compensation.	▪No guaranteed minimum bonuses or uncapped incentives under our incentive plans.
▪Maintain share ownership guidelines.	▪No executive pensions plans or supplemental post-retirement benefits.
▪No multi-voting or non-voting shares.

Our executive compensation program has reflected our culture of growth and development, fostered by a philosophy of pay-for-performance. We are committed to a compensation philosophy that is market-competitive and provides for our NEOs and other employees to share in our success. The primary objectives of our executive compensation program reflect this pay-for-performance philosophy, and include:

Pay-for-Performance Philosophy

1.At-Risk Compensation: A substantial portion of target total direct compensation for our NEOs is performance-based and variable, reinforcing accountability for Company results.
2.Performance-Based Accountability: Incentive payouts are directly tied to pre-established financial and strategic performance goals, resulting in variability in realized compensation based on actual performance outcomes.
3.Alignment with Shareholder Interests: Long-term incentives are structured to align executive interests with shareholder value creation over multi-year performance periods.

Peer Group
Our peer group for 2025 is comprised of 17 publicly traded, industry-specific companies. These companies were selected based on industry comparability, primarily semiconductor-related companies, annual revenues, market capitalization, and to a lesser extent, number of employees. The target ranges for annual revenue and market capitalization were $0.5 billion - $2.5 billion and $0.3 billion - $3.0 billion, respectively.
The Committee, in consultation with its Compensation Consultant (as defined below), assesses our peer group annually. In connection with this assessment, there were no changes to our peer group for 2025. SMART Global (SGH) changed its name to Penguin Solutions, Inc. (PENG).

2025 Peer Group

▪3D Systems (DDD)	▪Enpro (NPO)	▪Penguin Solutions, Inc. (PENG)
▪Advanced Energy Industries (AEIS)	▪FormFactor (FORM)	▪Photronics (PLAB)
▪Alpha and Omega Semiconductor (AOSL)	▪Kulicke and Soffa Industries (KLIC)	▪Ultra Clean (UCTT)
▪Axcelis Technologies (ACLS)	▪MACOM Technology Solutions (MTSI)	▪Veeco Instruments (VECO)
▪Benchmark Electronics (BHE)	▪Onto Innovation (ONTO)	▪Xperi (XPER)
▪Cohu (COHU)	▪OSI Systems (OSIS)

Compensation Decisions
The Committee evaluates our philosophy and compensation plans and arrangements as circumstances require. At a minimum, we evaluate and review our executive compensation, programs, objectives and philosophy on an annual basis and at the time of promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our NEOs for 2025 may not necessarily be indicative of how we may compensate our NEOs in future years.
The Committee consults with our senior management and engages an independent advisor, Aon’s Human Capital Solutions practice, a division of Aon plc (the “Compensation Consultant”), to assess the objectives of our executive compensation plan and ensure it continues to meet our business needs. This includes reviewing and assessing a peer group to serve as a market reference for establishing and evaluating compensation. Our Chief Executive Officer makes recommendations to the Committee regarding the compensation for the other NEOs (other than himself). The Committee considered the independence factors under the Nasdaq listing standards and SEC rules and determined that, after review and consultation with our Compensation Consultant and management, our Compensation Consultant was independent and that retention did not raise a conflict of interest. The decision to engage the Compensation Consultant as an independent compensation consultant to provide such services was not made, or recommended by, management of the Company.
In 2025, we received 88.2% approval from our shareholder in our non-binding “say-on-pay” vote. As a result, the Committee interpreted this result as a strong affirmation of our compensation philosophy, specifically our emphasis on compensation focused on achievement of long-term performance goals, and therefore made no substantive changes to the program design for 2025.
The Committee retains all authority to determine all matters of executive compensation and benefits. The Committee has previously delegated to our Chief Executive Officer the responsibility of issuing equity grants to non-executive employee hires based on pre-approved annual guidelines and applicable laws.
Risk Oversight
The Committee believes that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on the Company.
Elements of Compensation
For 2025, the compensation components for our NEOs were: (1) base salary, (2) a short-term cash incentive program, (3) a long-term equity incentive program, and (4) other benefits, each of which are described in further detail in the following sections.

Base Salary	Short-Term Cash Incentive	Long-Term Equity Incentive	Other Benefits

Attract, engage, and retain highly qualified executive talent.	Motivate and reward the achievement of near-term financial and strategic performance goals.	Align the interests of our executives with those of our shareholders, driving long-term value.	Provide market-competitive benefits (as offered to all other employees) to attract and retain highly qualified executive talent.

Target Mix of Pay
The Committee evaluates each element of compensation to maintain a balanced mix of fixed and variable pay that is market-competitive and aligned with our pay-for-performance philosophy. Consistent with this philosophy, a substantial majority of NEO target total direct compensation is performance-based and at risk.
While there is no prescribed formula for determining the relative weighting of each compensation element, the Committee exercises informed business judgment to balance short-term and long-term incentives, executive accountability for performance, and alignment with long-term shareholder value creation.
In determining target pay mix, the Committee considers peer-group market data, the scope and complexity of each executive’s role, individual experience, internal pay equity, and the Company’s financial position, including the impact of cash expenditures and potential equity dilution.
The long-term incentive structure includes a mix of restricted stock units (RSUs) and performance-based restricted share units (“PSUs”). For our NEOs in 2025, approximately 48% and 37% of compensation was performance-based, and approximately 78% and 68% of compensation was considered at-risk, for our Chief Executive Officers (calculated as an average of our current and former Chief Executive Officers) and our other NEOs (calculated as an average), respectively.
The table below outlines the target mix of pay for each of our NEOs during 2025. Base salary is equal to the actual annual base salaries for 2025, as reflected in the section below titled “Base Salary.” Short-term cash incentive is based on the actual target bonus percentages for 2025, assuming 100% achievement, as reflected in the section below titled “Short-Term Cash Incentive.” Long-term equity incentive is based on actual amounts granted in 2025, assuming 100% achievement in the case of PSUs, as reflected in the section below titled “Long-Term Equity Incentive — Awards Granted.”
(1)In connection with Phil’s appointment as CEO effective November 3, 2025, his annual salary was increased to $700,000 and he received a one-time equity grant of $3,500,000 split evenly between RSUs with service conditions and PSUs with performance conditions consistent with the grants approved by the Committee in May 2025. The amounts above reflect Phil’s salary set by the Committee in service of his role as CTO and exclude the one time equity grant.
Base Salary
Base salaries are set to provide market-competitive, fixed compensation, allowing us to attract, engage, and retain key executive talent, with the goal being to reward executive officers on a day-to-day basis for their leadership, contributions, and performance.

For 2025, the Committee increased the base salary of our NEOs as compared to 2024, with such increases effective as of March 31, 2025. The Committee determined that it was appropriate to increase the NEOs’ base salaries in 2025 to reflect the market and bring them in line with comparable positions at our peer companies.
The annual base salaries set by the Committee for our NEOs during 2025 and 2024 were as follows:

Named Executive Officer	2025	2024	% Increase
Phil Barros(1)	$468,100	$452,300	~3%
Greg Swyt	$470,000	$447,300	~5%
Bruce Ragsdale	$482,000	$465,700	~4%
Jeffrey Andreson(2)	$725,000	$700,000	~4%
Christopher Smith(3)	$468,100	$452,300	~3%
(1)In connection with Phil’s appointment as CEO effective November 3, 2025, his annual salary was increased to $700,000. The amounts above reflect Phil’s salary set by the Committee in service of his role as CTO.
(2)In connection with Jeff’s resignation as CEO and transition to Strategic Advisor effective November 3, 2025, his annual salary was decreased to $240,000.
(3)In connection with Chris’ resignation as Chief Commercial Officer and transition to Strategic Advisor effective on September 2, 2025, his annual salary was decreased to $120,000.
Short-Term Cash Incentive
Our Short-Term Cash Incentive Plan (“STI Plan”) provides performance-based cash incentives to align executive compensation with the Company’s annual financial and strategic results. The STI Plan delivers near-term, variable compensation opportunities contingent upon the achievement of pre-established performance goals. Annual incentive payments based on consolidated fiscal year financial performance, including revenue, non-GAAP gross and operating margins, and non-GAAP free cash flow, as well as a corporate goal component based on our achievement of key strategic priorities. These measures are established at the beginning of the performance year and intended to reinforce accountability for financial discipline, operational execution, and strategic progress. Because payouts are directly linked to actual performance against these pre-established goals, realized incentive compensation may vary from target based on Company results.
The STI Plan covers all executive officers (including all of our NEOs), as well as a wider group of employees, generally down to the role of director, which aligns the priorities of management vertically and horizontally throughout the organization. Structurally, the STI Plan is the same for all participants.
The year-end results of our financial and corporate goals are initially reviewed and calibrated by the Chief Executive Officer, who makes a recommendation for approval by the Committee provided that the Committee makes the sole determination of Chief Executive Officer’s STI Plan payout. Payments are made within 60 days following the end of our fiscal year. The metrics for each component are:

70% Financial Performance Component	30% Corporate Goals Component

▪Revenue ▪Non-GAAP Gross Margin ▪Non-GAAP Operating Margin ▪Non-GAAP Free Cash Flow	▪Revenue Outperformance ▪Profitable Growth ▪Manufacturing & Technology Leadership ▪Organizational Effectiveness

The annual target bonus percentages set by the Committee, multiplied by the applicable participant’s base salary, provide the total annual target bonus opportunities for each STI Plan participant. For 2025, these annual target bonuses percentages for our NEOs were as follows:

Named Executive Officer	Percent of Base Salary		% Point Increase
	2025	2024
Jeffrey Andreson	100%	100%	0%
Phil Barros	70%	70%	0%
Greg Swyt	70%	70%	0%
Bruce Ragsdale	75%	75%	0%
Christopher Smith	70%	70%	0%
As noted above, the STI Plan is comprised of two components: 70% financial performance and 30% corporate goals, each of which is described in further detail in the following sections. The following represents the formula for calculating the total STI Plan score, which is used to calculate the total bonus for each STI Plan participant:

Financial Performance Component				Corporate Goals Component

Component Weight	x	Company Score	+	Component Weight	x	Company Score	x	Individual Score	=	Total STI Score

Based on the above formula, the following table presents the total STI Plan score for each NEO for 2025. The financial performance and corporate goal scores are detailed individually in the following sections.

Named Executive Officer	Financial Performance Component		Corporate Goals Component			Total STI Score
	Weight	Company Score	Weight	Company Score (1)	Individual Score
Jeffrey Andreson	70%	12%	30%	86%	100%	34%
Phil Barros	70%	12%	30%	86%	100%	34%
Greg Swyt	70%	12%	30%	86%	100%	34%
Bruce Ragsdale	70%	12%	30%	86%	100%	34%
Christopher Smith	70%	12%	30%	86%	100%	34%
(1)Represents the blended corporate goal component score of 107% on a Company-wide basis, establishing the total budget for the corporate goal component.
The following formula is used to determine the total dollar amount actually paid out for each STI Plan participant. Base salary is equal to the base salary in effect as of December 26, 2025.

Base Salary	x	Target Bonus Percentage	x	Total STI Score	=	Total Payout

Accordingly, payouts to our NEOs under the STI Plan for 2025 are reflected in the following table.

Named Executive Officer	Payout
Jeffrey Andreson	$246,273
Phil Barros	$111,313
Greg Swyt	$111,678
Bruce Ragsdale	$122,797
Christopher Smith	$111,313

Financial Performance Component
The financial and inventory performance component of the STI Plan comprises 70% of the plan. The Committee sets a floor (minimum), target, and ceiling (maximum) for each financial metric, which corresponds to a 50%, 100%, and 200% score, respectively. The metrics for non-GAAP gross margin, non-GAAP operating margin, and non-GAAP free cash flow scale with general linearity with the actual revenue achieved by the Company for a particular year relative to the baseline established by the Committee at the beginning of such year. For example, the target metric for non-GAAP gross margin will increase or decrease as our consolidated revenue increases or decreases over the STI Plan baseline established by the Committee. The financial component metrics are set by the Committee during the first quarter of the applicable fiscal year.
The following are the four financial performance metrics, which are based on consolidated, company-wide results:
▪10% – Revenue: Calculated in accordance with U.S. GAAP net sales included in our Quarterly and Annual Reports on Forms 10-Q and 10-K, respectively, filed with the SEC.
▪20% – Non-GAAP Gross Margin: Calculated as non-GAAP gross profit divided by U.S. GAAP net sales, as disclosed in our Quarterly and Annual Reports on Forms 10-Q and 10-K, respectively, filed with the SEC. See Appendix A –Non-GAAP Reconciliations.
▪20% – Non-GAAP Operating Margin: Calculated as non-GAAP operating income (loss) divided by U.S. GAAP net sales, as disclosed in our Quarterly and Annual Reports on Forms 10-Q and 10-K, respectively, filed with the SEC. See Appendix A –Non-GAAP Reconciliations.
▪20% – Non-GAAP Free Cash Flow: Calculated as U.S. GAAP net cash provided by operating activities minus U.S. GAAP capital expenditures, as disclosed in our Quarterly and Annual Reports on Forms 10-Q and 10-K, respectively, filed with the SEC, adjusted for the cash impact of our non-GAAP adjustments to non-GAAP net income. See Appendix A –Non-GAAP Reconciliations.
The following table presents (i) the relative weight of each financial and inventory performance metric, (ii) the floor, target, and ceiling for each financial performance metric, (iii) the actual consolidated result achieved for each metric, and (iv) the corresponding score for each metric, as well as the total, weighted-average score for the financial and inventory performance component as a whole. Note that, as described above, the floor, target, and ceiling shown below for non-GAAP gross margin, non-GAAP operating margin, and inventory turnover ratio reflect scaling based on our actual consolidated revenue achievement of 947.7 million for 2025.

Financial Performance Metric	Weight	Financial Performance Target			Actual Result	Financial Performance Score
		Floor (50% Score)	Target (100% Score)	Ceiling (200% Score)
Revenue (in millions)	10%	$850	$1,000	$1,150	$948	83%
Non-GAAP Gross Margin	20%	16.5%	17.5%	18.5%	11.7%	0%
Non-GAAP Operating Margin	20%	5.9%	8.0%	9.8%	1.2%	0%
Non-GAAP Free Cash Flow (in millions)	20%	$51	$74	$97	$—	0%
Total	70%					12% (1)
(1)Represents the weighted average score of each metric using its respective weight, as shown in the table above. It is calculated by dividing the sum of the product of each financial performance metric score and its respective weight by the total financial performance component weight. [(83% × 10%) + (0% × 20%) + (0% × 20%) + (0% × 20%)] ÷ 70% = 12%.

Corporate Goals Component
The corporate goals component of STI Plan comprises 30% of the plan and is aligned to our strategic objectives, which are split equally across four categories. Each year, our executive team defines specific goals and scales for stretch performance across each of the four categories. The goals are cascaded down the organization to align individual performance with strategic organization-wide objectives. Annually, Company-wide performance to these categories is scored and approved by the Committee. This scoring funds the corporate goal component plan pool, which is allocated to executives based on individual scores. We establish a target of 100% for the corporate goal component, subject to a maximum of 200% and a threshold of 50% based on Company-wide performance.
The four categories that are scored under the corporate goal component are:
▪7.5% – Revenue Outperformance: Revenue gains driven by new products and services.
▪7.5% – Profitable Growth: Incremental profitability on revenue growth through operational efficiencies and executional excellence.
▪7.5% – Manufacturing & Technology Leadership: Manufacturing and new product technology roadmaps and innovations that are disruptive and provide a competitive advantage.
▪7.5% – Organizational Effectiveness: Management, leadership, and organizational structure that delivers best-of-class operational performance and a competitive business advantage.
The Committee considered the Chief Executive Officer’s scoring recommendations for compensation of all executive officers, other than himself, and made its own determination regarding these achievement levels and made its own recommendation regarding payouts to the Chief Executive Officer. For 2025, the Committee approved a total corporate goal component score of 86% on a Company-wide basis, establishing the total budget for the corporate goal component (which comprises 30% of the STI Plan). The corporate goal component budget is then allocated to each participant based on individual goal performance relative to the four categories, which is scored against the individually assigned cascaded goals set at the beginning of the year and submitted for review and approval by the Committee.
Long-Term Equity Incentive
We issue equity awards under the Ichor Holdings Ltd. 2025 Omnibus Incentive Plan (as amended and restated, the “2025 Plan”), to incentivize and reward our executive officers, including our NEOs, for long-term corporate performance based on the value of our ordinary shares and, thereby, to align the interests of our executive officers with those of our shareholders. For 2025, these equity awards took the form of time-based restricted stock units (“RSUs”), which vest based on a time/service requirement, and PSUs, which vest based on the achievement of certain performance criteria over a three-year period, as detailed below. RSUs and PSUs were awarded because their value is directly impacted by all stock price changes and therefore tied directly to shareholder value.
Equity Award Granting Practices
Stock options were eliminated from the mix of awards granted to all of our employees in 2020. The Committee generally reviews and approves annual grants in the first quarter of the applicable fiscal year and grants annual equity awards in the second quarter of such fiscal year. We intend to continue to follow this equity award grant timing for future fiscal years.
We do not take material non-public information (“MNPI”) into account when determining the timing and terms of equity awards, and we have never had a practice of doing so. We have never timed, and do not plan to time, the release of MNPI for the purpose of affecting the value of executive compensation. Further, our equity award accounting complies with U.S. GAAP and is transparently disclosed in our applicable SEC filings.
For newly hired or promoted executives, equity awards are approved by the Committee and are granted on the first day of the month following the executive’s start date or promotion date. The target value of the award is determined consistent with the Company’s equity compensation framework, and the number of shares granted is calculated based on the closing price of the Company’s ordinary shares on the grant date. This structured approach promotes consistency and transparency in the Company’s equity granting practices.

The size of equity awards reflects the relative market-rate for an executive officer, taking into account, among other factors, an officer’s role and responsibilities, the competitive market for executive officers, and the size, value, and vesting status of existing equity awards at the time each equity award grant is issued. The market for executive officers is competitive; therefore our Board relies on several factors to assess the competitiveness of the market including input from its Compensation Consultant, which includes peer group data, along with our directors’ own experiences in recruiting and retaining qualified executive officers.
The outcome of the award-setting process results in a gross dollar value, or target value, for each of the RSUs and PSUs, approved by the Committee to be granted to each NEO. To determine the total number of RSUs and PSUs to be granted, the target value granted to each NEO is divided by the closing price of our ordinary shares on the grant date.
Equity Awards Granted
During 2025, our NEOs were each granted annual equity awards in the form of RSUs and PSUs. The RSUs vest 25% on the first anniversary of the grant date, with the remainder vesting in equal quarterly installments over the following three years, subject to continued employment through each such vesting date. The PSUs vest based on the achievement of specified performance metrics, as further discussed below. The number of RSUs and PSUs granted is determined by dividing the target value by the closing price of our ordinary shares on the grant date, rounded up to the nearest whole share.
The following table represents the target value of the NEOs’ annual RSU and PSU awards granted during 2025.

Named Executive Officer	RSUs		PSUs		Total Equity Award Grant Value
	Target Value	Shares Granted(1)	Target Value	Target Shares Granted(1)
Jeffrey Andreson	$1,193,145	61,757	$1,193,145	61,757	$2,386,290
Phil Barros(2)	$2,144,780	126,238	$1,944,471	115,870	$4,089,251
Greg Swyt	$493,471	25,542	$243,046	12,580	$736,517
Bruce Ragsdale	$493,471	25,542	$243,046	12,580	$736,517
Christopher Smith	$394,766	20,433	$194,456	10,065	$589,221
(1)The number of shares granted was based on the target value divided by the closing price of ICHR ($19.32) on the date of grant, May 14, 2025.
(2)Mr. Barros was granted shares a target value of $3.5 million, split evenly between RSUs and PSUs, upon his promotion to CEO in November 2025, and the number of shares granted was based on the closing price of our ordinary shares ($16.54) on the grant date, December 1, 2025.
Performance Share Units
PSUs granted to our NEOs in 2025 (collectively, the “2025 PSU Awards”) are earned based on performance measured with respect to three distinct components:
1.Relative total shareholder return (“TSR”)
2.Non-GAAP gross margin, as measured in fiscal year 2027
3.Non-GAAP Free cash flow
The relative TSR component is scored by measuring the performance of our shares relative to the Russell 2000 semiconductor index over a three-year performance period, measured on the last day of our fiscal year 2027, and subject to a 50% floor and a 200% ceiling. This design is consistent with the PSUs granted to our NEOs in 2024. The Committee believes that providing for a single measurement date at the end of the three-year performance period further emphasizes long-term financial performance and strengthens the alignment of the interests of our NEOs with those of long-term investors.
The target non-GAAP gross margin component is based on the achievement in fiscal year 2027 gross margin of 19.0%, subject to a 50% floor of 18.0% non-GAAP gross margin and a 200% ceiling at 20% non-GAAP gross margin. This design is consistent with the PSUs granted to our NEOs in 2024. The Committee believes that establishing an up-front, long-term target measured at the end of the three-year performance period further emphasizes long-term financial performance and strengthens the alignment of the interests of our NEOs with those of long-term investors.

The target non-GAAP free cash flow component is based on the achievement of fiscal year 2027 non-GAAP free cash flow of 8.0%, subject to a 50% floor of 7.0% and a 200% ceiling at 9.0%. The Committee believes that this component will incentivize disciplined capital management, operational efficiency, and generate sustainable cash flows which strengthens the alignment of the interest of our NEOs with those of long-term investors.
The PSU awards granted to our NEOs in 2024 included an additional non-GAAP gross margin component. This component is based on the achievement of the achievement of two consecutive quarters of non-GAAP gross margin of at least 20% by the end of fiscal year 2028. Upon achieving the target, shares become earned and vested at 100% and are not subject to scaling.
The following table details each performance component’s relative value (as a percentage of target value) for the PSUs granted to our NEOs in 2025, 2024, and 2023:

	Performance-Vesting Component
	Total Shareholder Return	Non-GAAP Gross Margin	Non-GAAP Free Cash Flow
2025 PSU Awards	50%	30%	20%
2024 PSU Awards	39%	61% (1)	n/a
2023 PSU Awards	67%	33%	n/a
(1)Includes both of the non-GAAP gross margin components under the 2024 PSU Awards, as described above.
The following table details the scoring of each PSU component as of each fiscal year of the three-year measurement period for the 2023 PSU Awards. The PSU granted in FY 2023 included a banking feature that provided for earnings to be banked at each annual measurement period. Excluded from this table are amounts under the 2024 and 2025 PSU Awards, as such annual awards do not include a banking feature and the measurement period is still in process:

	Performance-Vesting Criteria
	Total Shareholder Return	Non-GAAP Gross Margin
2023 PSU Awards
Year 1 Score (as of FY 2023)	94%	0%
Year 2 Score (as of FY 2024)	90%	0%
Year 3 Score (as of FY 2025)	0%	0%
The following table details the final amounts earned under the NEOs’ 2023 PSU awards. This table does not include amounts under the 2024 and 2025 PSU Awards, as such annual awards do not include a banking feature and the measurement period is still in process:

Named Executive Officer	Performance-Vesting Shares Earned/Banked		Total Shares Earned/Banked
	Total Shareholder Return	Non-GAAP Gross Margin
Jeffrey Andreson	30,669	0	30,669
Phil Barros	5,121	0	5,121
Greg Swyt	—	—	—
Bruce Ragsdale	5,121	0	5,121
Christopher Smith	5,121	0	5,121
Other Benefits
We believe that our executives should not operate under different standards than our other employees. Our NEOs participate in the same broad-based benefit programs as other eligible employees, and the Company generally does not provide perquisites or enhanced benefits to executives.
All U.S. employees, are eligible to participate in our 401(k) retirement savings plan, which includes company matching contributions of 50% on employees’ first 8% of contributed compensation. Employees are immediately vested in company matching contributions.

Employment Offer Letters; Severance Plan
We are party to offer letters with each of our NEOs that set forth the compensation arrangements for the applicable NEO, including a base salary, an annual cash bonus opportunity and eligibility to receive equity awards, as well as participation in the Select Severance Plan (as defined below). For information on the specific terms and conditions of the offer letters, see the section titled below “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table.” For information on the terms and conditions of the Select Severance Plan, see the section below titled “Potential Payments upon Termination or Change in Control.”
Succession Planning
The Company regularly reviews its organizational capability and key talent pipeline and annually engages in structured succession planning. Succession planning is viewed as prioritizing sustainability of shareholder value, with actions that encompass both developmental and risk mitigation.
Our process envisions a sound emergency plan for our Chief Executive Officer and executive staff as risk mitigation should quick action be needed, in addition to developing short- and long-term readiness of talent. The executive team believes in the power of providing experiential opportunities as a form of development and readying our future leaders.
In 2025, following a comprehensive CEO succession process, the Board appointed the Company’s Chief Technology Officer as Chief Executive Officer. This internal promotion reflects the Board’s ongoing focus on leadership development, succession readiness, and continuity of strategy.
The quarterly board meetings also allow organizational talent and high-potential leaders to connect with the board members, providing helpful exposure to the company’s talent management and succession activities.
Indemnification Agreements
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under applicable law.
Clawback Policy
Our Board maintains a clawback policy that complies with Section 10D of the Exchange Act, the rules promulgated thereunder and the applicable listing standards of Nasdaq. The clawback policy requires recoupment of certain executive compensation that qualifies as incentive-based compensation under Section 10D of the Exchange Act from an executive officer in the event we are required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The policy applies to financial statements filed in a rolling three-year look-back period. The clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act. The clawback policy is filed as Exhibit 97.1 to our 2023 Annual Report on Form 10-K filed with the SEC on February 23, 2024.
Insider Trading Policy
We have adopted an insider trading policy (“Insider Trading Policy”) that, among other things, governs transactions involving the securities of the Company, including purchases, sales and other transfers of ordinary shares, options, warrants, preferred shares, debt securities (such as debentures, bonds and notes) and other securities. Our Insider Trading Policy applies to our directors, officers, employees and agents (such as consultants and independent contractors) of the Company and its subsidiaries. Our Insider Trading Policy is designed to ensure compliance with relevant SEC rules and regulations, including insider trading rules, and the applicable listing standards of Nasdaq. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 26, 2025.

Hedging and Pledging Prohibitions
The Insider Trading Policy also prohibits such covered persons and related parties (as defined in the Insider Trading Policy) from engaging in hedging or similar transactions designed to decrease the risks associated with holding the Company’s securities, including, but not limited to, through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Further, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the right to award compensation that is not deductible, which it believes is in the best interest of shareholders by allowing for flexibility in our approach to executive compensation to effectively attract, motivate, and retain key executives.

Report of the Human Capital Committee
The Human Capital Committee operates under a written charter approved by the Board, which is available under “Corporate Governance” on our corporate website at ir.ichorsystems.com.
The Human Capital Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management for 2025. Based on such review and discussion, the Human Capital Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2025, and this Proxy Statement.
Respectfully submitted by the members of the Human Capital Committee of the Board:
Yuval Wasserman (Chair)
Wendy Arienzo
Marc Haugen
Jorge Titinger
This report of the Human Capital Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Executive Officers and Related Compensation Information
Executive Officers
Phil Barros See Corporate Governance – Our Board of Directors within this Proxy Statement for Phil Barros’s biography.
Greg Swyt, 65, has served as Chief Financial Officer of Ichor since August 2023. Prior to this role, Mr. Swyt served as Chief Accounting Officer beginning in January 2022, after nearly 25 years of financial leadership roles in the semiconductor capital equipment and global electronics technology industries. Prior to joining Ichor, Mr. Swyt served as CFO of Silvaco Group, Inc., a privately held provider of EDA tools and semiconductor IP. Mr. Swyt joined Silvaco in June 2021 after nearly five years at Onto Innovation and its predecessor, Nanometrics Incorporated. Mr. Swyt joined Nanometrics in August 2016 as vice president, finance and corporate controller, and served as CFO on an interim basis from December 2017 through Nanometrics’ merger with Rudolph Technologies in October 2019. He then continued on at Onto Innovation as vice president finance until taking the CFO role at Silvaco. Prior to Nanometrics, Mr. Swyt was managing director of finance and global finance controller at Intevac, Inc. from 2008 until 2016. Previous financial leadership roles included many years serving as finance director at Applied Material, Inc., as well as stints at Hewlett Packard and 2WIRE. Early in his career, Mr. Swyt spent 12 years serving in the U.S. Navy. He earned both his B.S. in Finance and MBA from San Jose State University.
Bruce Ragsdale, 55, has served as Chief Operating Officer of Ichor since December 2022. Prior to joining Ichor, he served as vice president, supply chain sourcing at Intel Corporation. He previously served as senior vice president, global operations and supply chain at ASM International, where from 2015 until 2022 he was responsible for all aspects of worldwide operations, including engineering, manufacturing, supply chain and logistics. Prior to ASM International, Mr. Ragsdale spent over 20 years at Applied Materials, where he most recently served as vice president, global supply chain management in Singapore, from 2013 to 2015. Mr. Ragsdale earned his bachelor’s degree in electrical engineering from DeVry University and his MBA focused on technology management and product commercialization from the University of Phoenix.
Jeff Andreson, 65, after resigning as the Chief Executive Officer and Director, Mr. Andreson remains with Ichor as a Strategic Advisor through August 31, 2026. Mr. Andreson has served as Chief Executive Officer and Director of Ichor from January 2020 to November 2025, and prior to that time, served as President of Ichor from April 2019 to January 2020 and as Chief Financial Officer from December 2017 to April 2019. Previously, Mr. Andreson served in Chief Financial Officer roles at Nanometrics Incorporated and Intevac from September 2014 to December 2017 and June 2007 to September 2014. Additionally, Mr. Andreson served in various financial management and controllership roles at Applied Materials from 1995 to 2007. Mr. Andreson earned his B.A. in Finance from San Jose State University, and his MBA from Santa Clara University.
Christopher Smith, 66, after resigning as the Chief Commercial Officer, Mr. Smith remained with Ichor as a Strategic Advisor through February 27, 2026. Mr. Smith has served as Chief Commercial Officer of Ichor from January 2022 to September 2025. Previously, Chris Smith served as our Senior Vice President, Sales and Marketing, from April 2019 to January 2022. Mr. Smith has extensive experience and a very successful track record in both General Management and Sales and Marketing Management. Prior to joining Ichor in 2019, he spent eight years at Intevac as VP, Business Development, SVP of Sales and Customer Support at Oerlikon Solar, and SVP of Business Operations at Cymer. He also held various management roles at Applied Materials, including VP, Division General Manager (Chemical Mechanical Polishing Product Business Group), and Vice President, General Manager of the multiple Sales Teams including the Intel Strategic Account. Mr. Smith holds a B.S. in Business Administration from San Jose State University and attended the Stanford Executive Program at Stanford Business School.
Family Relationships
There are no family relationships between any of our executive officers or directors.

Equity Compensation Plans
2025 Plan
The 2025 Plan was adopted by our Board and approved by our shareholders in May 2025. The 2025 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other share-based awards, and other cash-based awards to our directors, officers, and other employees of us and our subsidiaries (including our NEOs), as well as others performing consulting or advisory services for us. The number of shares available for issuance under the 2025 Plan is the shares transferred from the 2016 Plan plus an additional 1,000,000 shares.
2016 Plan
The 2016 Plan was adopted by our Board and approved by our shareholders in December 2016. The 2016 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other share-based awards, and other cash-based awards to our directors, officers and other employees of us and our subsidiaries (including our NEOs), as well as others performing consulting or advisory services for us. This plan was retired and replaced by the 2025 Plan during the first half of 2025. The remaining shares and all future recycled shares were transferred to the 2025 Plan. We do not intend to issue any further awards under the 2016 Plan.
2017 ESPP
The Company’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”) was adopted by our Board and approved by our shareholders in May 2017. The 2017 ESPP grants employees the ability to designate a portion of their base-pay to purchase ordinary shares at a price equal to 85% of the lesser of the fair market value of our ordinary shares on the first day or the last day of each 6-month purchase period. Purchase periods begin on January 1 or July 1 and end on June 30 or December 31, or the next business day if such date is not a business day. Shares are purchased on the last day of the purchase period.
Equity Compensation Plan Information
The following table sets forth the indicated information as of December 26, 2025, with respect to our equity compensation plans approved by our shareholders. We do not maintain any equity compensation plans that have not been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders
2025 Plan	—	$—	2,292,560
2016 Plan	213,125	$24.07	—
2017 ESPP	57,370	$15.67	1,974,673
Equity compensation plans not approved by security holders	—	$—	—
Total	270,495	$22.29	4,267,233

2025 Summary Compensation Table
The following table presents summary information regarding the total compensation paid to, earned by, and awarded to each of our NEOs in 2025, 2024 and 2023.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Phil Barros	2025	$497,785	$3,984,439	$111,313	$11,750	$4,605,287
Chief Executive Officer	2024	$448,391	$1,406,724	$134,333	$7,612	$1,997,060
	2023	$437,000	$1,186,939	$130,387	$6,545	$1,760,871

Greg Swyt	2025	$464,138	$752,305	$111,678	$11,750	$1,339,871
Chief Financial Officer	2024	$440,325	$1,758,441	$129,847	$11,500	$2,340,113
	2023	$352,692	$1,675,039	$143,590	$9,885	$2,181,206

Bruce Ragsdale	2025	$477,791	$752,305	$122,797	$11,750	$1,364,643
Chief Operating Officer	2024	$461,689	$1,758,441	$139,265	$11,500	$2,370,895
	2023	$450,000	$1,186,939	$166,333	$11,250	$1,814,522

Jeffrey Andreson	2025	$647,926	$2,463,797	$246,273	$11,750	$3,369,746
Former Chief Executive Officer	2024	$684,670	$5,481,184	$277,788	$11,500	$6,455,142
	2023	$640,000	$4,721,589	$294,715	$11,250	$5,667,554

Christopher Smith	2025	$354,043	$601,854	$111,313	$11,750	$1,078,960
Former Chief Commercial Officer	2024	$448,391	$1,406,724	$149,506	$26,512	$2,031,133
	2023	$406,308	$1,186,939	$162,987	$9,119	$1,765,353
(1)The value of these stock awards was based on the grant date fair value of such awards as calculated in accordance with FASB ASC Topic 718, excluding any estimate of future forfeitures. The grant date fair value of the RSUs is based on the closing price of our ordinary shares on the date of grant. The amounts reported in this column in respect of PSU awards granted to our NEOs reflect the Company’s determination of the probable outcome of the performance-vesting conditions. Assuming maximum performance of the NEOs’ 2025 PSU Awards, the grant date fair value in the table above would increase for Mr. Barros, Mr. Swyt, Mr. Ragsdale, Mr. Andreson, and Mr. Smith by approximately $1,944,437, $243,044, $243,044, $1,193,136, and $194,437, respectively. For additional information on the valuation assumptions for these stock awards, see footnote Note 9 of our 2025 Annual Report on Form 10-K. See the “2025 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2025 Fiscal Year-End” tables below for further details on these grants.
(2)Represents annual performance-based cash bonuses earned by each of our NEOs under the STI Plan in respect of the applicable fiscal year and paid in the subsequent fiscal year. See the section above titled “Compensation Discussion & Analysis – Elements of Compensation – Short-Term Cash Incentive” and the “2025 Grants of Plan-Based Awards” table below for further details on these bonuses.
(3)Amounts in this column for 2025 represent employer 401(k) matching contributions.

2025 Grants of Plan-Based Awards
The following table sets forth certain information concerning plan-based awards granted to the NEOs during 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards and Option Awards ($)(4)
Phil Barros	—	STI Plan	$163,835	$327,670	$655,340	—	—	—	—	—
Chief Executive Officer	5/14/2025 & 12/1/2025	PSU	—	—	—	54,012	115,870	231,740	—	$1,839,658
	5/14/2025 & 12/1/2025	RSU	—	—	—	—	—	—	126,238	$2,144,781
Greg Swyt	—	STI Plan	$164,500	$329,000	$658,000	—	—	—	—	—
Chief Financial Officer	5/14/2025	PSU	—	—	—	1,387	12,580	25,160	—	$258,834
	5/14/2025	RSU	—	—	—	—	—	—	25,542	$493,471
Bruce Ragsdale	—	STI Plan	$241,000	$482,000	$964,000	—	—	—	—	—
Chief Operating Officer	5/14/2025	PSU	—	—	—	1,387	12,580	25,160	—	$258,834
	5/14/2025	RSU	—	—	—	—	—	—	25,542	$493,471
Jeffrey Andreson	—	STI Plan	$362,500	$725,000	$1,450,000	—	—	—	—	—
Former Chief Executive Officer	5/14/2025	PSU	—	—	—	16,169	61,757	123,514	—	$1,270,652
	5/14/2025	RSU	—	—	—	—	—	—	61,757	$1,193,145
Christopher Smith	—	STI Plan	$163,835	$327,670	$655,340	—	—	—	—	—
Former Chief Commercial Officer	5/14/2025	PSU	—	—	—	1,110	10,065	20,130	—	$207,088
	5/14/2025	RSU	—	—	—	—	—	—	20,433	$394,766
(1)Amounts shown are estimated payouts for our NEOs under our STI Plan for 2025. The target bonus amount equals a specified percentage of each NEO’s base salary as of December 26, 2025, as described in the section above titled “Compensation Discussion & Analysis – Elements of Compensation – Short-Term Cash Incentive.” The maximum amount shown is 2.0 times the target bonus amount for each of the NEOs. The actual bonus amounts received by our NEOs under our STI Plan for 2025 are reported above in the “2025 Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)Represents the 2025 annual PSU awards granted to our NEOs under the 2025 Plan during 2025. The 2025 annual PSU awards are earned based on performance measured with respect to three distinct components, each measured individually: (i) relative TSR, (ii) non-GAAP gross margin, as measured in fiscal year 2027, and (iii) non-GAAP free cash flow, as measured in fiscal year 2027. See the section above titled “Compensation Discussion & Analysis – Elements of Compensation – Long-Term Equity Incentive” and the “Outstanding Equity Awards at 2025 Fiscal Year-End” table below for further details on these grants.
(3)Represents the 2025 annual RSU awards granted to our NEOs under the 2025 Plan during 2025. The 2025 annual RSU awards vest 25% on the first grant-date anniversary and in equal quarterly installments over the following three years, subject to continued employment through each such vesting date. See the section above titled “Compensation Discussion & Analysis – Elements of Compensation – Long-Term Equity Incentive” and the “Outstanding Equity Awards at 2025 Fiscal Year-End” table below for further details on these grants.
(4)The value of these PSU and RSU awards was based on the grant date fair value of such awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our ordinary shares on the date of grant. The amounts reported in this column in respect of PSU awards granted to our NEOs reflect the Company’s determination of the probable outcome of the performance-vesting conditions. Assuming maximum performance of the NEOs’ 2025 PSU annual awards, the grant date fair value in the table above would increase for Mr. Barros, Mr. Swyt, Mr. Ragsdale, Mr. Andreson, and Mr. Smith by approximately $1,944,437, $243,044, $243,044, $1,193,136, and $194,437, respectively. For additional information on the valuation assumptions for these stock awards, see footnote Note 9 of our 2025 Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Offer Letters with NEOs
Summarized below are the material terms of our offer letters with our NEOs.
Phil Barros. We entered into an offer letter with Mr. Barros on October 29, 2025, which superseded his prior offer letter dated September 30, 2015. The offer letter provides for an annual base salary of $700,000 and an incentive bonus target equal to 70% of his annual base salary. Upon his appointment as CEO, the HCC approved an initial RSU and PSU grant valued at $3,500,000. Twenty‑five percent of the RSUs vest on the first anniversary of the grant date, with the remainder vesting quarterly thereafter, and fully vesting after four years. The PSU design mirrors the prior PSU program and includes performance metrics based on a relative TSR, non-GAAP gross margin, and non-GAAP free cash flow. Mr. Barros was entitled to benefits, including health and welfare and participation in the 401(k) plan. Mr. Barros is eligible to participate in the 2015 Plan. Upon separation from service with the Company, Mr. Barros will be eligible for severance per the Select Severance Plan, as described below under “Potential Payments Upon Termination or Change in Control.”
Greg Swyt. We entered into an offer letter with Mr. Swyt on July 5, 2023. Mr. Swyt’s offer letter provides for an annual base salary and an incentive bonus based on a percentage of annual base salary. For 2025, the HCC set Mr. Swyt base salary at $470,000 and his incentive bonus at 70% of annual base salary. Mr. Swyt is entitled to benefits, including health and welfare, life and disability, and participation in the 401(k) plan. Mr. Swyt is eligible to participate in the 2025 Plan. Upon separation from service with the Company, Mr. Swyt will be eligible for severance per the Select Severance Plan, as described below under “Potential Payments Upon Termination or Change in Control.”
Bruce Ragsdale. We entered into an offer letter with Mr. Ragsdale on November 15, 2022. Mr. Ragsdale’s offer letter provides for an annual base salary and an incentive bonus based on a percentage of annual base salary. For 2025, the HCC set Mr. Ragsdale’s base salary at $482,000 and his incentive bonus at 75% of annual base salary. Mr. Ragsdale was entitled to benefits, including health and welfare and participation in the 401(k) plan. Mr. Ragsdale is eligible to participate in the 2016 Plan. Upon separation from service with the Company, Mr. Ragsdale will be eligible for severance per the Select Severance Plan, as described below under “Potential Payments Upon Termination or Change in Control.”
Jeffrey Andreson. We entered into an offer letter with Mr. Andreson on November 20, 2019, which superseded his previous offer letter, dated November 9, 2017. Mr. Andreson’s offer letter provides for an annual base salary and an incentive bonus based on a percentage of annual base salary. For 2025, the HCC set Mr. Andreson’s base salary at $725,000 and his incentive bonus at 100% of annual base salary. Mr. Andreson is entitled to benefits, including health and welfare, life and disability, and participation in the 401(k) Retirement Savings Plan (the “401(k) plan”). Mr. Andreson is eligible to participate in the 2025 Plan. Upon separation from service with the Company for any reason, all compensation and benefits due to Mr. Andreson will be governed by the Select Severance Plan, as described below under “Potential Payments Upon Termination or Change in Control.” On August 3, 2025, Mr. Andreson entered into an advisory agreement with the Company, pursuant to which he served as a Strategic Advisor to the Company, effective November 3, 2025, until August 31, 2026. As a Strategic Advisor, Mr. Andreson remained a full-time, regular employee and was paid an annual salary of $240,000 with no changes to his benefits.
Christopher Smith. We entered into an offer letter with Mr. Smith on April 24, 2019. Mr. Smith’s offer letter provides for an annual base salary and an incentive bonus equal to a percentage of annual base salary. For 2025, the HCC set Mr. Smith’s base salary at $468,100 and his incentive bonus at 70% of annual base salary. Mr. Smith is entitled to benefits, including health and welfare and participation in the 401(k) plan. Mr. Smith is eligible to participate in the 2025 Plan. Upon separation from service with the Company, Mr. Smith will be eligible for severance per the Select Severance Plan, as described below under “Potential Payments Upon Termination or Change in Control.” On August 13, 2025, Mr. Smith entered into an advisory agreement with the Company, pursuant to which he served as a Strategic Advisor to the Company, effective September 2, 2025, until February 20, 2026. As a Strategic Advisor, Mr. Smith remained a full-time, regular employee and was paid an annual salary of $120,000 with no changes to his benefits. Pursuant to the terms of the advisor agreement, in the event the Company determined strategic work was required for which Mr. Smith was interested in performing, Mr. Smith would receive additional compensation at a rate of $225 per hour.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 26, 2025.

	Option Awards (1)						Stock Awards (6)
Name	Grant Date		Number of Exercisable Securities Underlying Unexercised Options	Number of Unexercis-able Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested
Phil Barros	5/12/2020		1,403	—	$21.76	5/12/2027	—	—	—	—
Chief Executive Officer	12/1/2025	(3)	—	—	—	—	105,805	$2,005,005	—	—
	12/1/2025	(5)	—	—	—	—	—	—	105,805	$2,005,005
	5/14/2025	(3)	—	—	—	—	10,065	$190,732	—	—
	5/14/2025	(5)	—	—	—	—	—	—	20,433	$387,205
	5/15/2024	(2)	—	—	—	—	16,476	$312,220	—	—
	5/15/2024	(4)	—	—	—	—	—	—	10,951	$207,521
	5/18/2023	(2)	—	—	—	—	—	—	5,121	$97,043
	5/18/2023	(4)	—	—	—	—	—	—	9,495	$179,930
	5/24/2022	(4)	—	—	—	—	—	—	3,874	$73,412

Greg Swyt	5/14/2025	(3)	—	—	—	—	12,580	$238,391	—	—
Chief Financial Officer	5/14/2025	(5)	—	—	—	—	—	—	25,542	$484,021
	5/15/2024	(2)	—	—	—	—	20,595	$390,275	—	—
	5/15/2024	(4)	—	—	—	—	—	—	13,688	$259,388
	9/1/2023	(4)	—	—	—	—	—	—	14,149	$268,124
	5/18/2023	(4)	—	—	—	—	—	—	5,644	$106,954
	2/11/2022	(4)	—	—	—	—	—	—	728	$13,796

Bruce Ragsdale	5/14/2025	(3)	—	—	—	—	12,580	$238,391	—	—
Chief Operating Officer	5/14/2025	(5)	—	—	—	—	—	—	25,542	$484,021
	5/15/2024	(2)	—	—	—	—	20,595	$390,275	—	—
	5/15/2024	(4)	—	—	—	—	—	—	13,688	$259,388
	5/18/2023	(4)	—	—	—	—	—	—	5,121	$97,043
	5/18/2023	(4)	—	—	—	—	—	—	9,495	$179,930
	1/1/2023	(4)	—	—	—	—	—	—	18,640	$353,228

Jeffrey Andreson	1/6/2020		28,571	—	$32.57	1/6/2027	—	—	—	—
Former Chief Executive Officer	5/14/2019		33,695	—	$22.56	5/14/2026	—	—	—	—
	5/14/2025	(3)	—	—	—	—	61,757	$1,170,295	—	—
	5/14/2025	(5)	—	—	—	—	—	—	61,757	$1,170,295
	5/15/2024	(2)	—	—	—	—	78,453	$1,486,684	—	—
	5/15/2024	(4)	—	—	—	—	—	—	30,645	$580,723
	5/18/2023	(4)	—	—	—	—	—	—	30,699	$581,746
	5/18/2023	(4)	—	—	—	—	—	—	28,510	$540,265
	5/24/2022	(4)	—	—	—	—	—	—	12,400	$234,980

Christopher Smith	5/12/2020		707	—	$21.76	5/12/2027	—	—	—	—
Former Chief Commercial Officer	5/14/2025	(3)	—	—	—	—	10,065	$190,732	—	—
	5/14/2025	(5)	—	—	—	—	—	—	20,433	$387,205
	5/15/2024	(2)	—	—	—	—	16,476	$312,220	—	—
	5/15/2024	(4)	—	—	—	—	—	—	10,951	$207,521
	5/18/2023	(4)	—	—	—	—	—	—	5,121	$97,043
	5/18/2023	(4)	—	—	—	—	—	—	9,495	$179,930
	5/24/2022	(4)	—	—	—	—	—	—	3,095	$58,650

(1)Represents stock option grants that vest 25% on the first anniversary of their respective grant date, with the remainder vesting ratably on a quarterly basis over a three-year period thereafter, subject to continued employment through each such vesting date.
(2)Represents PSUs granted to the applicable NEO under the 2016 Plan. These 2024 and 2023 PSU awards vest based on the achievement of specified TSR and/or non-GAAP gross margin targets. The 2023 PSUs included a banking feature, whereby performance achieved for Years 1 and 2 was banked and locked in, subject to a 100% ceiling and increasing to 200% for year 3, but subject to a 100% aggregate ceiling (the PSU awards do not contain a banking feature). Amounts shown above for the 2024 PSU Awards reflect the number of PSUs that would vest if the target level of performance is achieved. Amounts shown above for the 2023 PSU awards reflect the number of PSUs that were earned by the applicable NEO based on their final measurement date of December 26, 2025
(3)Represents PSUs granted to the applicable NEO under the 2025 Plan. These 2025 PSU awards vest based on the achievement of specified TSR, non-GAAP gross margin, and/or non-GAAP free cash flow targets. Amounts shown above for the 2025 PSU Awards reflect the number of PSUs that would vest if the target level of performance is achieved.
(4)Represents RSUs granted to the applicable NEO under the 2016 Plan. These RSU awards vest 25% on the first anniversary of their respective grant date, and the remainder vest ratably on a quarterly basis over a three-year period thereafter, subject to continued employment through each such vesting date.
(5)Represents RSUs granted to the applicable NEO under the 2025 Plan. These RSU awards vest 25% on the first anniversary of their respective grant date, and the remainder vest ratably on a quarterly basis over a three-year period thereafter, subject to continued employment through each such vesting date.
(6)Amounts in this column were calculated based on the closing price of our ordinary shares on the last trading day of 2025, which was $18.95.
Option Exercises and Stock Vested
The following table sets forth certain information with respect to the vesting of stock awards and/or the exercise of stock options with respect to our NEOs during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Phil Barros	—	$—	36,702	$914,633
Greg Swyt	—	$—	22,986	$454,299
Jeffrey Andreson	—	$—	29,458	$638,598
Bruce Ragsdale	—	$—	104,431	$2,564,710
Christopher Smith	—	$—	29,357	$702,844
(1)Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.
(2)The value realized equals the closing price of the stock on the date the option is exercised, less the exercise price, multiplied by the number of options exercised.
(3)Represents the gross number of shares acquired on vesting, without taking into account any shares withheld to satisfy applicable tax obligations.
(4)The value realized equals the market price of Ichor’s ordinary shares as of the vest date, multiplied by the number of shares that vested.
Potential Payments Upon Termination or Change in Control
Select Severance Plan
In 2024, the Committee approved the Ichor Holdings, LTD Amended and Restated Selection Severance Plan (the “Select Severance Plan”), pursuant to which we provide severance pay and other benefits to eligible participants in the event of such employee’s termination under certain circumstances described therein.

Non-Change in Control Termination
The Select Severance Plan provides eligible officers, including our NEOs, with the following benefits in the event of a termination of employment or service by the Company without “cause,” or solely with respect to our Chief Executive Officer, upon the Chief Executive Officer’s resignation for “good reason” (each as defined in the Select Severance Plan, and each a “Non-Change in Control Termination”):
▪Base salary continuation for 12 months (or 18 months for the Chief Executive Officer);
▪A pro rata portion (based on the number of days employed during the applicable performance period) of the NEO’s annual STI Plan bonus for the year in which termination occurs, based on actual results and payable at the time the bonus would otherwise be paid; and
▪Continued health insurance coverage at the active employee rate during the applicable period in which the NEO is receiving severance payments.
Change in Control Related Termination
In lieu of the benefits described above, the Select Severance Plan provides NEOs with the following benefits if their employment is terminated by the Company without cause or the NEO resigns for “good reason” during (i) the 90-day period prior to our entry into a definitive agreement that results in a “change in control” (as defined in the Select Severance Plan) or (ii) the period commencing on a change in control and ending 12 months later:
▪A lump sum cash amount equal to 1.5 times the sum of the NEO’s annual base salary plus annual STI Plan target bonus (or 2 times such sum in the case of the Chief Executive Officer);
▪A pro rata portion (based on the number of days employed during the applicable performance period) of the NEO’s annual STI Plan bonus based on actual results and payable at the time the bonus would otherwise be paid;
▪Continued health insurance coverage at the active employee rate for a period of up to 18 months (or 24 months in the case of the Chief Executive Officer); and
▪All stock awards held by the NEO that are outstanding as of the date of the change in control (or, in the event such stock awards are not assumed or substituted by the successor entity in connection with such change in control, outstanding immediately prior to the date of such change in control) shall accelerate and fully vest as of the date of such termination.
The severance benefits payable under the Select Severance Plan are subject to: (1) to the extent applicable, the six month delay under Section 409A of the Internal Revenue Code of 1986, as amended; (2) the NEO’s execution and non-revocation of a general release of claims in favor of the Company within the time period specified under the Select Severance Plan; (3) the NEO’s compliance with certain restrictive covenants following a termination, including perpetual non-disparagement and confidentiality covenants and a non-solicitation covenant that applies during employment and the term of the applicable severance period; and (4) reduction of payment to avoid any excise tax on “parachute payments,” but only if the NEO would benefit from such reduction as compared to paying the excise tax.
Any benefits payable under the Select Severance Plan supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the NEO and the Company, unless an NEO’s employment agreement or offer letter provides for severance benefits that, in the aggregate, are more favorable to the NEO (in which case, such greater benefits will be paid under this Select Severance Plan).
Pursuant to the terms of the 2025 Plan and the applicable award agreements, upon the termination of an NEO due to death, 100% of any unvested RSUs and/or PSUs shall accelerate and vest at target as of the date of such termination.
Upon their resignations and transition to Strategic Advisors, both Mr. Andreson and Mr. Smith are no longer entitled to receive any benefits under the Select Severance Plan. Upon the termination of his Strategic Advisor contract on February 27, 2026, Mr. Smith is no longer entitled to received any additional benefits.

The following table provides information regarding potential payments to our NEOs as of December 26, 2025, in connection with certain termination or change in control events.

Name	Benefit	Payment in the Case of a Non-Change in Control Termination (1)	Payment in the Case of a Change in Control Related Termination (2)	Death (3)
Phil Barros	Base salary	$1,050,000	$1,400,000	$—
Chief Executive Officer	Cash bonus	$700,000	$2,100,000	$—
	Health benefits	$19,525	$26,033	$—
	RSUs & PSUs	$—	$5,458,074	$5,458,074
	Stock options	$—	$—	$—

Greg Swyt	Base salary	$470,000	$705,000	$—
Chief Financial Officer	Cash bonus	$329,000	$822,500	$—
	Health benefits	$5,135	$6,846	$—
	RSUs & PSUs	$—	$1,760,948	$1,760,948
	Stock options	$—	$—	$—

Bruce Ragsdale	Base salary	$482,000	$723,000	$—
Chief Operating Officer	Cash bonus	$361,500	$903,750	$—
	Health benefits	$19,557	$26,076	$—
	RSUs & PSUs	$—	$2,002,276	$2,002,276
	Stock options	$—	$—	$—

Jeffrey Andreson	Base salary	$—	$480,000	$—
Former Chief Executive Officer	Cash bonus	$—	$720,000	$—
	Health benefits	$—	$52,151	$—
	RSUs & PSUs	$—	$5,764,988	$5,764,988
	Stock options	$—	$—	$—

Christopher Smith	Base salary	$—	$—	$—
Former Chief Commercial Officer	Cash bonus	$—	$—	$—
	Health benefits	$—	$—	$—
	RSUs & PSUs	$—	$—	$—
	Stock options	$—	$—	$—

(1)Amounts represent the following payments and benefits for the applicable NEO (calculated based on the base salary and target annual bonus in effect as of December 26, 2025) upon a termination of such NEO’s employment by the Company without cause (or, solely for Mr. Barros, by him for good reason) pursuant to the Select Severance Plan: (i) base salary continuation for 12 months (or 18 months for the Chief Executive Officer); (ii) payment of such NEO’s prorated annual bonus for the year in which such termination occurs, based on actual performance; and (iii) continued health insurance coverage at the active employee rate during the applicable period in which such NEO is receiving severance payments.
(2)Amounts represent the following payments and benefits for the applicable NEO (calculated based on the base salary and target annual bonus in effect as of December 26, 2025) upon a termination of such NEO’s employment by the Company without cause or by such NEO for good reason during (x) the 90-day period prior to our entry into a definitive agreement that results in a change in control or (y) the period commencing on a change in control and ending 12 months later, pursuant to the Select Severance Plan: (i) a lump sum cash amount equal to 1.5 times the sum of such NEO’s annual base salary plus annual target bonus (or 2 times for the Chief Executive Officer); (ii) payment of such NEO’s prorated annual bonus for the year in which such termination occurs, based on actual performance; (iii) continued health insurance coverage at the active employee rate during the 18 month period following such termination (or 24 months for the Chief Executive Officer); and (iv) all RSUs and PSUs held by such NEO that are outstanding as of the date of the change in control (or, in the event such stock awards are not assumed or substituted by the successor entity in connection with such change in control, outstanding immediately prior to the date of such change in control) shall accelerate and fully vest at target as of the date of such termination.
(3)Pursuant to the terms of the 2025 Plan and the applicable award agreements, upon the termination of an NEO due to death, 100% of any unvested RSUs and/or PSUs shall accelerate and fully vest at target as of the date of such termination.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median-compensated employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. For the year ended December 26, 2025:
•the median-compensated employee was identified and such employee worked for the Company in the United States and total compensation of such employee was reasonably estimated to be $53,347;
•the annualized total compensation of Mr. Andreson, our Chief Executive Officer who was serving in that role as of the median employee identification date of November 1, 2025, was $3,440,364; and
•based on this information, the ratio of our median-compensated employee’s annual total compensation to the annual total compensation of our Chief Executive Officer was 64 to 1.

We have elected to identify our median employee every three years, unless a significant change in employee population or employee compensation arrangements occurs that we reasonably believe would result in a significant change to our pay ratio disclosure. We last performed our median employee analysis in 2024. We identified the median-compensated employee by examining the base pay, including overtime, for all individuals that were employed as of November 1, 2024, exclusive of our Chief Executive Officer. Included in this were employees in the U.S. and all foreign jurisdictions in which we have employees.
Once identified, we added all compensation elements together for the median-compensated employee in the same manner used to calculate the annual total compensation of our NEOs in the Summary Compensation Table. To calculate the ratio, we divided our Chief Executive Officer’s annual total compensation by the median-compensated employee’s annual total compensation.
As we reported above, in 2025 we had two individuals who served as our Chief Executive Officer. Mr. Andreson served as our Chief Executive Officer until November 3, 2025, and Mr. Barros served as our Chief Executive Officer following November 3, 2025. As permitted by applicable regulations, we elected the annual total compensation for our Chief Executive Officer to be based on the individual who served as our Chief Executive Officer on the date we selected to identify the median employee and annualize Mr. Andreson’s compensation. With the exception of salary, all other of Mr. Andreson’s compensation, as reported in our Summary Compensation Table, above, would have been the same even if he continued to be our Chief Executive Officer through December 26, 2025. Mr. Andreson’s total compensation used in the calculation of the Chief Executive Officer pay ratio differs from the amount shown in the Summary Compensation Table as it has been adjusted for the annualization of Mr. Andreson’s base salary. The annual total compensation of Mr. Barros, our current Chief Executive Officer, is presented within the section above titled “2025 Summary Compensation Table.”
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to the section above titled “Compensation Matters – Compensation Discussion and Analysis.”

	Summary Compensation Total For:		Compensation Actually Paid Total For:				Value of Fixed $100 Investment Based On:
Year	PEO (1)	Prior PEO (1)	PEO (1)(2)	Prior PEO (1)(2)	Average Summary Compensation Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (2)(3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (Loss) (5)	Non-GAAP Operating Margin (6)
2025	$4,605,287	$3,369,746	$2,129,219	$(729,468)	$1,261,158	$120,811	$62	$262	$(52,781)	2.2%
2024	N/A	$6,455,142	N/A	$4,439,215	$2,184,800	$1,735,864	$103	$186	$(20,820)	2.2%
2023	N/A	$5,667,554	N/A	$7,153,862	$1,873,047	$2,145,295	$110	$152	$(42,985)	2.9%
2022	N/A	$5,022,764	N/A	$3,335,107	$1,800,168	$699,947	$88	$92	$72,804	9.8%
2021	N/A	$3,646,356	N/A	$5,159,918	$1,431,549	$2,498,562	$151	$143	$70,899	10.7%
(1)Phil Barros became our principal executive officer (“PEO”) in 2025, replacing Jeffrey Andreson, who was our PEO for 2024, 2023, 2022, 2021, and a portion of 2025 (as disclosed above). Prior to 2025, Mr. Barros’ compensation amounts were included within the non-PEO NEOs columns.
(2)For a detailed calculation of the amounts in these columns, refer to the section below titled “Compensation Actually Paid.” In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.
(3)For 2025, non-PEO NEOs were Greg Swyt, Bruce Ragsdale, and Christopher Smith. For 2024, non-PEO NEOs were Greg Swyt, Phil Barros, Bruce Ragsdale, and Christopher Smith. For 2023, non-PEO NEOs were Larry Sparks, Greg Swyt, Phil Barros, Bruce Ragsdale, and Christopher Smith. For 2022, non-PEO NEOs were Larry Sparks, Phil Barros, Christopher Smith, Kevin Canty, and Paul Chhabra. For 2021, non-PEO NEOs were Larry Sparks, Phil Barros, Kevin Canty, and Christopher Smith.
(4)The Company TSR and Company’s Peer Group TSR is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K. The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2025 Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K: PHLX Semiconductor Sector Index.
(5)Represents the amount of net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.
(6)We have selected Non-GAAP Operating Margin as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our NEOs to Company performance for 2025. For a reconciliation between non-GAAP operating income, including non-GAAP operating margin, and the most comparable GAAP measure, operating income, refer to “Appendix A - Non-GAAP Reconciliations.”

Compensation Actually Paid
Compensation actually paid, as reflected in the “Pay Versus Performance” table above, to our PEO and average of our non-PEO NEOs during 2025 was calculated as follows:

Name	2025
	PEO	Prior PEO	Average of non-PEO NEOs
Summary compensation table total	$4,605,287	$3,369,746	$1,261,158
Deduct: Amounts reported under the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year	(3,984,439)	(2,463,797)	(702,155)
Add: Awards granted during the current applicable year that remain unvested as of the current applicable year end (1)	2,486,768	2,289,331	664,508
Add/(deduct): Change in fair value of awards granted in prior years that were outstanding and unvested as of the applicable current year end (2)	(591,393)	(2,344,381)	(749,798)
Add/(deduct): Change in fair value for awards that were granted in prior years that vested in the current applicable year (3)	(387,004)	(1,580,367)	(352,902)
Deduct: Awards that were granted in prior years that were forfeited in the applicable current year (4)	—	—	—
Compensation actually paid	$2,129,219	$(729,468)	$120,811
(1)This adjustment pertains to awards granted in the current applicable year that are outstanding and unvested as of the current applicable year end. It is calculated as follows: The fair value of awards unvested and outstanding as of the applicable current year end.
(2)This adjustment pertains to awards granted in prior years that are outstanding and unvested at both the applicable current and prior year ends. It is calculated as follows: (i) The fair value of awards outstanding, unvested, and unearned (in the case of PSUs) as of the applicable current year end, less (ii) the fair value of such awards as of the prior year end.
(3)This adjustment pertains to awards granted in prior years that vested in the current applicable year. It is calculated as follows: (i) The fair value of awards that were vested or earned (in the case of PSUs) in the current applicable year as of the vest date, less (ii) the fair value of such awards as of the applicable prior year end.
(4)This adjustment pertains to awards granted in prior years that were forfeited in the current applicable year due to the requisite service period not being met. It is calculated as follows: The fair value of awards, as of the applicable prior year end, that were forfeited during the current applicable year.

Pay Versus Performance Relationship Disclosures
The chart below provides a comparison between compensation actually paid to our PEO and average of our non-PEO NEOs against the Company TSR and PHLX Semiconductor Sector Index TSR. Amounts and figures used in the following charts are from the table above under the heading Pay Versus Performance.

Compensation Actually Paid vs.
Company TSR and Index TSR
Compensation Actually Paid
Value of Fixed $100 Investment
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$300
$250
$200
$150
$100
$50
$-
2021
2022
2023
2024
2025
CEO
Prior CEO
Avg. non-CEO NEO
Company TSR
Index TSR

The chart below provides a comparison between compensation actually paid to our PEO and average of our non-PEO NEOs against our U.S. GAAP net income.

Compensation Actually Paid vs.
GAAP Net Income
Compensation Actually Paid
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
$80,000
$60,000
$40,000
$20,000
$-
$(20,000)
$(40,000)
$(60,000)
2021
2022
2023
2024
2025
CEO
Prior CEO
Avg. non-CEO NEO
GAAP net income (loss)

The chart below provides a comparison between compensation actually paid to our PEO and average of our non-PEO NEOs against our non-GAAP operating margin.

Compensation Actually Paid vs.
Non-GAAP Operating Margin
Compensation Actually Paid
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
Non-GAAP Operating Margin
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2021
2022
2023
2024
2025
CEO
Prior CEO
Avg. non-CEO NEO
Non-GAAP operating margin

List of Most Important Financial Performance Measures
The following represents our most important financial performance measures (other than Non-GAAP Operating Margin) that link compensation paid to our NEOs, as they are the key metrics that determine the payout of STI Plan and PSUs. See the section above titled “Compensation Discussion and Analysis — Element of Compensation” for further detail.

Revenue
Non-GAAP Gross Margin
Non-GAAP Free Cash Flow

Audit Matters

Proposal 3: Ratification of Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our 2026 consolidated financial statements. During 2025, KPMG LLP served as our independent registered public accounting firm.
Notwithstanding the appointment of KPMG LLP and even if our shareholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of us and our shareholders. At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026. The Audit Committee is submitting the appointment of KPMG LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.
Representatives of KPMG LLP will telephonically attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from our shareholders.
The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of our ordinary shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.
Audit and Related Fees
Our Board is recommending a vote for the ratification of KPMG LLP as our independent registered public accounting firm for 2026. The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for 2025 and 2024;

Type of Fees	2025	2024
Audit Fees (1)	$2,840,000	$2,788,000
Audit-Related Fees	—	—
Tax Fees (2)	45,000	63,000
All Other Fees	—	—
Total audit and related fees	$2,885,000	$2,851,000
(1)Represents fees and related expenses billed or expected to be billed by KPMG LLP for professional services rendered for the audits of our annual consolidated financial statements and internal controls over financial reporting for 2025 and 2024, the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, and the issuance of a comfort letter in connection with our issuance of ordinary shares in March 2025.
(2)Represents fees for tax planning, tax compliance and tax advice services rendered by KPMG LLP. Tax fees consisted primarily of assistance in the preparation of tax returns and consultations on various tax matters worldwide.
Auditor Independence
The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has established policies and procedures regarding the pre-approval of audit, audit-related and other services, as well as permitted non-audit services, that our independent auditor may perform for us, subject to the rules and regulations of the SEC. Pursuant to the policies and procedures, the Audit Committee approved all services provided by KPMG LLP during the fiscal year ended December 26, 2025.

In accordance with the charter of the Audit Committee, pre-approval can be made by the chairman of the Audit Committee (or any member of the Audit Committee if the chairman is not available) in between committee meetings and is required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting. The Audit Committee approved all services provided by KPMG LLP. The Company’s pre-approval policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management.

Report of the Audit Committee
The Audit Committee operates under a written charter approved by the Board, which is available under “Corporate Governance” on the Company’s corporate website at ir.ichorsystems.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management and KPMG LLP;
•discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC; and
•received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP its independence.
Based on the Audit Committee’s review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2025 Annual Report on Form 10-K for filing with SEC.
Respectfully submitted by the members of the Audit Committee of the Board:
John Kispert (Chair)
Laura Black
Marc Haugen
Jorge Titinger
This report of the Audit Committee is required by the SEC and, in accordance with the rules and regulations of the SEC, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Other Matters

Security Ownership of Certain Beneficial Owners and Management
Unless otherwise indicated, the following table contains information about the beneficial ownership of our ordinary shares as of the Record Date (March 17, 2026):
•each person, or group of persons, who beneficially owns more than 5% of our ordinary shares;
•each of our NEOs;
•each of our directors; and
•all directors and NEOs as a group.
For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.
Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to our ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such shareholder’s name.

Unless otherwise indicated, our calculation of the percentage of beneficial ownership is based on 34,744,711 ordinary shares outstanding on the Record Date.
Unless otherwise indicated in the footnotes, the address of each of the individuals named below is c/o Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538.

Name	Number of Shares Beneficially Owned	Percentage of Class
5% Shareholders:
BlackRock, Inc. (1)	5,197,713	14.9%
Invesco Ltd. (2)	3,023,882	8.7%
Barrow Hanley Mewhinney & Strauss LLC (3)	1,957,656	5.6%
Directors and Named Executive Officers (4):
Jeffrey Andreson	211,064	*
Thomas Rohrs	53,024	*
Christopher Smith	5,817	*
Bruce Ragsdale	48,460	*
John Kispert	40,559	*
Marc Haugen	26,085	*
Laura Black	38,113	*
Iain MacKenzie	80,011	*
Greg Swyt	30,661	*
Phil Barros	15,598	*
Wendy Arienzo	22,936	*
Yuval Wasserman	22,449	*
Jorge Titinger	13,969	*
Directors and executive officers as a group (14 persons)	608,746	1.7%
*Represents beneficial ownership of less than one percent (1%).
(1)Based solely on a Schedule 13G/A filed on July 18, 2025 with respect to our ordinary shares directly owned by BlackRock, Inc. The address of the principal place of business of the reporting person is 50 Hudson Yards, New York, NY 10001.
(2)Based solely on a Schedule 13G/A filed on February 12, 2026 with respect to our ordinary shares directly owned by Invesco Ltd. The address of the principal place of business of the reporting person is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.
(3)Based solely on a Schedule 13G filed on February 11, 2026 with respect to our ordinary shares directly owned by Barrow Hanley Mewhinney & Strauss LLC. The address of the principal place of business of the reporting person is 2200 Ross Avenue, 31st Floor Dallas, TX 75201.

(4)Includes ordinary shares acquirable with 60 days of the Record Date due to the exercising of vested stock options or the vesting of restricted share units, as detailed below:

	Shares Acquirable within 60 Days Due To:
Name	Exercising of Vested Stock Options	Vesting of Restricted Share Units
Jeffrey Andreson	14,286	18,504
Thomas Rohrs	0	5,337
Christopher Smith	0	0
Bruce Ragsdale	0	11,484
John Kispert	0	5,337
Marc Haugen	0	5,337
Laura Black	0	5,337
Iain MacKenzie	0	5,337
Greg Swyt	0	7,755
Phil Barros	1,403	6,203
Wendy Arienzo	0	5,337
Yuval Wasserman	0	5,337
Jorge Titinger	0	5,337

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and “beneficial owners” of more than 10% of our ordinary shares to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal year 2025 and the period thereafter through the date of this proxy statement, all Section 16(a) filing requirements were reported on a timely basis except for one Form 4 for Tom Rohrs reporting three late transactions, one Form 4 for Jeff Andreson reporting one late transaction, one Form 4 for Philip Barros reporting one late transaction, one Form 4 for Chris Smith reporting one late transaction, and one Form 4 for Bruce Ragsdale reporting one late transaction.

Certain Relationships and Related Party Transactions
Policies and Procedures for Related Person Transactions
Our Related Person Transactions Policy and Procedures sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be participants, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect interest. Various transactions are not covered by this policy, including transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person, equity and debt financing transactions with a related person that are approved by our Board and other transactions not otherwise required to be disclosed under Item 404 of Regulation S-K. A “related person” is any executive officer, director or nominee to become director, or holder of more than 5% of our ordinary shares, or any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by the affirmative vote of a majority of our disinterested directors then in office in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee for review and recommendation for approval to our Board. In considering related person transactions, our Audit Committee and Board take into account the relevant available facts and circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse themself from the deliberations and approval process.
A copy of our Code of Business Ethics and Conduct Policy, which includes our Related Person Transactions Policy, is available under “Corporate Governance” on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.
Related Party Transactions
Other than as described below, there have not been any related-person transactions since the beginning of 2025, and no such transactions are currently proposed.

Strategic Advisory Agreement with Member of Board
On September 14, 2025 and effective September 15, 2025, we entered into a strategic advisory agreement with Iain MacKenzie, a member of our board of directors, in connection with our Chief Executive Officer Transition. Pursuant to the strategic advisory agreement, Mr. MacKenzie is providing certain strategic advisory services for the Company. This agreement will continue until September 14, 2026. In consideration for Mr. MacKenzie’s services, we have agreed to award Mr. MacKenzie 50,000 shares, with a grant date fair value of $853,500, which vest 1 year from the effective date of the strategic advisory agreement.

Other Matters
About Ichor
We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA.
We use a 52- or 53-week fiscal year ending on the last Friday in December. The fiscal years ending or ended December 25, 2026, December 26, 2025, December 27, 2024, and December 29, 2023, were each 52 weeks. References to 2026, 2025, 2024, and 2023 relate to the fiscal years then ended, respectively.
Shareholder Proposals for the 2027 Annual Meeting
Shareholders who intend to present a proposal for inclusion in the proxy statement at the 2027 Annual Meeting must follow the procedures outlined in Rule 14a-8 under the Exchange Act. A proposal that a shareholder would like included in our proxy statement for the 2027 Annual Meeting must satisfy all applicable requirements of Rule 14a-8 and must be received at our principal executive offices at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538 no later than December 2, 2026.
Shareholders who intend to present a proposal (other than pursuant to Rule 14a-8) at the 2027 Annual Meeting and who wish to have such proposals included in the proxy statement for such meeting must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538, and such proposals must be received no earlier than January 14, 2027 and no later than February 13, 2027.

Shareholder Recommendations for Nominations to the Board
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Pursuant to our Memorandum and Articles, shareholders who wish to recommend a candidate for consideration at our 2027 Annual Meeting may do so by delivering a written recommendation to our Secretary at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and addresses and telephone numbers for contacting the shareholder and the candidate for more information.
A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Memorandum and Articles. Shareholders who wish to nominate a director must additionally be a shareholder of record on both the date of the giving of notice by such shareholder and the record date for the determination of shareholders entitled to vote at the 2027 Annual Meeting and on each such date the shareholder beneficially owned more than 15% of our issued and outstanding ordinary shares (unless contrary to applicable law). Such proposals must additionally meet the requirements set forth in the rules and regulations of the SEC, as well as the informational, notice and other requirements related to proposals set forth in Article 16 of our Memorandum and Articles, in order to be eligible for inclusion in our proxy statement for our 2027 Annual Meeting. No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the one-year anniversary of the immediately preceding annual general meeting of shareholders. This means that for our 2027 Annual Meeting, our secretary must receive the notice no earlier than January 14, 2027 and no later than February 13, 2027.
In addition to satisfying the requirements set forth in our Memorandum and Articles, including the notice deadlines set forth above and therein, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to our Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Company at our principal executive offices at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538 no later than March 15, 2027. However, if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from May 14, 2027, then written notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by us.
Householding
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may contact us at the following address or telephone number:
Ichor Holdings, Ltd.
Attn: Secretary
3185 Laurelview Ct.
Fremont, California 94538
(510) 897-5200
Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

2025 Annual Report and SEC Filings
Our 2025 audited consolidated financial statements are included in the Annual Report, which will be made available to shareholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report are available under “Financials / SEC Filings” on our website at ir.ichorsystems.com and are publicly available from the SEC at its website at www.sec.gov. You may also obtain a copy of the Annual Report and this Proxy Statement without charge by sending a written request to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538.
Other Business
Other than the proposals described in this Proxy Statement, the Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the officers named herein will have discretion to vote the ordinary shares they represent in accordance with their own judgment on such matters.

Appendix A – Non-GAAP Reconciliations
Management uses certain non-GAAP metrics to evaluate our operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view our results from management’s perspective. All non-GAAP adjustments are presented on a gross basis. Non-GAAP gross profit, operating income, are defined as: gross profit, operating income (loss), respectively, excluding amortization of intangible assets, share-based compensation expense, and discrete or infrequent charges and gains that are outside of normal business operations, including transaction-related costs, contract and legal settlement gains and losses, facility shutdown costs, inventory impairment charges, and severance costs associated with reduction-in-force programs, to the extent they are present in gross profit and operating income (loss), respectively. Non-GAAP net cash provided by operating activities is defined as net cash provided by operating activities excluding the cash impact of discrete or infrequent charges and gains that are outside of normal business operations, including transaction-related costs, contract and legal settlement gains and losses, facility shutdown costs, inventory impairment charges, and severance costs associated with reduction-in-force programs. Non-GAAP free cash flow is defined as non-GAAP net cash provided by operating activities minus capital expenditures. Non-GAAP gross margin, non-GAAP operating margin, and non-GAAP free cash flow as a percent of revenue are defined as non-GAAP gross profit, non-GAAP operating income, and non-GAAP free cash flow, respectively, divided by net sales.
Non-GAAP results have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for our results reported under GAAP. Other companies may calculate non-GAAP results differently or may use other measures to evaluate their performance, both of which could reduce the usefulness of our non-GAAP results as a tool for comparison.
Because of these limitations, you should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our presentation of non-GAAP results that our future results will not be affected by these expenses or other discrete or infrequent charges and gains that are outside of normal business operations.
The following table presents our unaudited non‑GAAP gross profit and non-GAAP gross margin and a reconciliation from gross profit, the most comparable GAAP measure, for the periods indicated:

Year Ended
December 26, 2025
(dollars in thousands)
U.S. GAAP gross profit	$87,775
Non-GAAP adjustments:
Restructuring plan costs (1)	20,711
Share-based compensation	2,856
Facility shutdown costs (2)	2,760
Other (3)	1,171
Non-GAAP gross profit	$115,273
U.S. GAAP gross margin	9.3%
Non-GAAP gross margin	12.2%
(1)Represents the costs associated with our Consolidation Restructuring Plan. Included in this amount for the twelve months ended December 26, 2025 are: (i) inventory impairment costs of $19.8 million; and (ii) severance costs associated with affected employees of $0.9 million.
(2)Represents costs associated with the exit from our Scotland and Korea operations. Included in this amount for the twelve months ended December 26, 2025 are: (i) inventory write-off charges of $1.7 million; and (ii) severance costs associated with affected employees of $1.1 million.
(3)Represents severance costs associated with our global reduction-in-force programs (other than severance costs associated with the exit from our Scotland and Korea operations, as described above).
A-1

The following table presents our unaudited non-GAAP operating income and non-GAAP operating margin and a reconciliation from operating income (loss), the most comparable GAAP measure, for the period indicated:

Year Ended
December 26, 2025
(dollars in thousands)
U.S. GAAP operating loss	$(39,272)
Non-GAAP adjustments:
Restructuring plan costs (1)	26,644
Share-based compensation	16,728
Amortization of intangible assets	8,311
Facility shutdown costs (2)	6,726
Other (3)	1,408
Non-GAAP operating income	$20,545
U.S. GAAP operating margin	(4.1)%
Non-GAAP operating margin	2.2%
(1)Represents the costs associated with our Consolidation Restructuring Plan. Included in this amount for the twelve months ended December 26, 2025 are: (i) inventory impairment costs of $19.8 million; (ii) fixed asset charges of $3.1 million; (iii) severance costs associated with affected employees of $1.7 million; (iv) other direct and incremental restructuring related costs of $1.2 million; and (v) operating lease ROU asset impairment charges of $0.9 million.
(2)Represents costs associated with the exit from our Scotland and Korea operations. Included in this amount for the twelve months ended December 26, 2025 are: (i) severance costs associated with affected employees of $1.8 million; (ii) inventory write-off charges of $1.7 million; (iii) operating lease ROU asset impairment charges of $1.3 million; (iv) other direct and incremental facility exit-related costs of $1.3 million; and (v) accelerated depreciation charges of $0.6 million.
(3)Represents severance costs associated with our global reduction-in-force programs (other than severance costs associated with the exit from our Scotland and Korea operations, as described above).
The following table presents our unaudited non-GAAP free cash flow and a reconciliation from cash flows from operating activities, the most comparable GAAP measure, for the period indicated:

Year Ended
December 26, 2025
(dollars in thousands)
U.S. GAAP net cash provided by operating activities	$29,886
Non-GAAP adjustments:
Facility shutdown costs (1)	2,704
Restructuring plan costs (2)	1,723
Other (3)	1,406
Non-GAAP net cash provided by operating activities	35,719
U.S. GAAP capital expenditures	(36,169)
Non-GAAP free cash flow	$(450)
Non-GAAP free cash flow as a percent of revenue	(0.0)%
(1)Represents cash costs associated with the exit from our Scotland and Korea operations. Included in this amount for the twelve months ended December 26, 2025 are severance costs paid associated with affected employees of $1.4 million and other direct and incremental facility exit-related costs paid of $1.3 million.
(2)Represents the cash costs associated with our Consolidation Restructuring Plan. Included in this amount for the twelve months ended December 26, 2025 are other direct and incremental restructuring related costs paid of $1.2 million and severance costs paid associated with affected employees of $0.7 million.
(3)Represents cash severance costs associated with our global reduction-in-force programs (other than severance costs associated with the exit from our Scotland and Korea operations, as described above).
A-2

ICHOR HOLDINGS, LTD.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/ICHR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87763-P49472

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ICHOR HOLDINGS, LTD.

The Board of Directors recommends you vote FOR each director nominee:

1. The election to Ichor's Board of Directors of the seven (7) nominees named in the Proxy Statement.

Nominees:	**For**	**Against**	**Abstain**
1a. Iain MacKenzie	☐	☐	☐
1b. Philip Barros	☐	☐	☐
1c. Laura Black	☐	☐	☐
1d. John Kispert	☐	☐	☐
1e. Jorge Titinger	☐	☐	☐
1f. Yuval Wasserman	☐	☐	☐
1g. Wendy Arienzo	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory approval of the compensation of our named executive officers.	☐	☐	☐
3. Ratification of KPMG LLP as Ichor's independent registered public accounting firm for fiscal 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Ichor Holdings, Ltd. Notice of 2026 Annual General Meeting, Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V87764-P49472

ICHOR HOLDINGS, LTD.
Annual General Meeting
May 14, 2026, 9:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Philip Barros and Greg Swyt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ICHOR HOLDINGS, LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting to be held at 9:00 AM PDT on May 14, 2026, at www.virtualshareholdermeeting.com/ICHR2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all director nominees named in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Continued and to be signed on reverse side